Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-152394,
333-152394-01 through 333-152394-08
and 333-152394-10 through 333-152394-12

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 21, 2010)

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

HAWKER BEECHCRAFT NOTES COMPANY

$400,000,000 8.5% Senior Fixed Rate Notes due April 1, 2015

$400,000,000 8.875%/9.625% Senior PIK-Election Notes due April 1, 2015

$300,000,000 9.75% Senior Subordinated Notes due April 1, 2017

Attached hereto and incorporated by reference herein is our Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 9, 2010. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, dated April 21, 2010, with respect to the 8.5% Senior Fixed Rate Notes due April 1, 2015, 8.875%/9.625% Senior PIK-Election Notes due April 1, 2015 and 9.75% Senior Subordinated Notes due April 1, 2017, including any amendments or supplements thereto.

INVESTING IN THE NOTES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 10 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE NOTES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus has been prepared for and will be used by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions. These transactions may occur in the open market or may be privately negotiated, at prices related to prevailing market prices at the time of sale or at negotiated prices. Goldman, Sachs & Co. may act as principal or agent in these transactions. We will not receive any of the proceeds of such sales.

GOLDMAN, SACHS & CO.

November 9, 2010

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

Form 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2010

Or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission File Numbers 333-147828 and 333-147828-08

Hawker Beechcraft Acquisition Company, LLC

Hawker Beechcraft Notes Company

(Exact name of registrant as specified in its charter)

Delaware	71-1018770, 20-8650498
(State of Incorporation)	(I.R.S. Employer Identification Number)

10511 East Central, Wichita, Kansas 67206

(Address of Principal Executive Offices) (Zip Code)

(316) 676-7111

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☐    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

No membership interests in Hawker Beechcraft Acquisition Company, LLC, and no common shares of Hawker Beechcraft Notes Company are held by non-affiliates.

PART I — FINANCIAL INFORMATION

Item 1.	Financial Statements (Unaudited)

Hawker Beechcraft Acquisition Company, LLC

Condensed Consolidated Statements of Financial Position (Unaudited)

(In millions)

	September 30, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$252.6	$568.8
Accounts and notes receivable, net	104.0	126.4
Unbilled revenue	37.6	38.8
Inventories, net	1,366.4	1,298.9
Current deferred income tax asset, net	1.9	25.1
Prepaid expenses and other current assets	30.7	19.0

Total current assets	1,793.2	2,077.0

Property, plant and equipment, net	506.7	549.8
Goodwill	259.5	259.5
Intangible assets, net	780.3	809.6
Other assets, net	44.9	51.9

Total assets	$3,384.6	$3,747.8

Liabilities and Equity
Current liabilities:
Notes payable, revolver, and current portion of long-term debt	$84.9	$310.2
Advance payments and billings in excess of costs incurred	337.5	328.4
Accounts payable	253.9	215.2
Accrued salaries and wages	60.1	47.6
Accrued interest payable	29.3	15.0
Other accrued expenses	252.3	231.0

Total current liabilities	1,018.0	1,147.4

Long-term debt	2,058.3	2,054.0
Accrued pension benefits	298.5	296.3
Other long-term liabilities	91.5	92.3
Non-current deferred income tax liability, net	15.6	35.6

Total liabilities	3,481.9	3,625.6

Equity:
Paid-in capital	1,003.5	1,000.1
Accumulated other comprehensive loss	(257.8)	(274.1)
Retained deficit	(846.3)	(607.7)

Total (deficit) equity attributable to parent company	(100.6)	118.3
Non-controlling interest	3.3	3.9

Total (deficit) equity	(97.3)	122.2

Total liabilities and equity	$3,384.6	$3,747.8

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Hawker Beechcraft Acquisition Company, LLC

Condensed Consolidated Statements of Operations (Unaudited)

(In millions)

	Three Months Ended		Nine Months Ended
	September 30, 2010	September 27, 2009	September 30, 2010	September 27, 2009
Sales:
Aircraft and parts	$552.1	$717.9	$1,686.5	$1,992.0
Services	42.6	39.8	115.7	119.6

Total sales	594.7	757.7	1,802.2	2,111.6

Cost of sales:
Aircraft and parts	547.8	841.7	1,564.0	1,948.5
Services	35.7	33.9	98.6	102.7

Total cost of sales	583.5	875.6	1,662.6	2,051.2

Gross profit (loss)	11.2	(117.9)	139.6	60.4

Restructuring	1.8	8.5	7.4	29.1
Definite-lived intangible asset impairment	—	73.0	—	73.0
Goodwill and indefinite-lived intangible asset impairment	—	448.3	—	448.3
Selling, general and administrative expenses	64.1	48.4	185.5	155.8
Research and development expenses	26.7	25.0	73.9	81.8

Operating loss	(81.4)	(721.1)	(127.2)	(727.6)

Interest expense	37.5	35.6	110.6	115.1
Interest income	(0.2)	(0.2)	(0.4)	(1.0)
Gain on debt repurchase, net	—	—	—	(352.1)
Other income, net	(1.0)	(0.3)	(2.3)	(0.3)

Non-operating expense (income), net	36.3	35.1	107.9	(238.3)

Loss before taxes	(117.7)	(756.2)	(235.1)	(489.3)
Provision for (benefit from) income taxes	0.9	(72.3)	3.5	(30.7)

Net loss	(118.6)	(683.9)	(238.6)	(458.6)
Net income attributable to non-controlling interest	0.1	0.3	0.4	0.3

Net loss attributable to parent company	$(118.7)	$(684.2)	$(239.0)	$(458.9)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Hawker Beechcraft Acquisition Company, LLC

Condensed Consolidated Statements of Changes in Equity and Comprehensive Income (Unaudited)

(In millions)

For the Period January 1, 2009 – September 30, 2010

	Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Non-Controlling Interest	Total Equity	Total Comprehensive Income Attributable to HBAC	Total Comprehensive Income Attributable Non-Controlling Interest
Balance at January 1, 2009	$996.8	$(156.4)	$(409.3)	$4.2	435.3
Stock-based compensation	3.3				3.3
Dividends declared (received)		0.3		(0.6)	(0.3)
Net (loss) income		(451.6)		0.3	(451.3)	$(451.6)	$0.3
Other comprehensive income (loss), net of tax:					—
Realized prior service cost due to curtailment			5.5		5.5	—
Net gain on pension and other benefits, net of tax of $(14.6)			38.8		38.8	38.8
Unrealized gain on cash flow hedges, net of tax of $(14.5)			21.4		21.4	21.4
Realized losses due to de-designation			39.1		39.1	—
Reclassifications of unrealized losses due to maturities, net of tax of $(1.0)			29.7		29.7	—
Foreign currency translation adjustments, net of tax of $(0.6)			0.7		0.7	0.7

Balance at December 31, 2009	1,000.1	(607.7)	(274.1)	3.9	122.2	$(390.7)	$0.3

Stock-based compensation	3.4				3.4
Dividends declared (received)		0.4		(1.0)	(0.6)
Net (loss) income		(239.0)		0.4	(238.6)	$(239.0)	$0.4
Adjustment for amortization of net actuarial loss and prior service cost
Other comprehensive income (loss), net of tax:
Unrealized loss on cash flow hedges, net of tax of $(1.2)			1.9		1.9	1.9
Reclassification of unrealized losses due to maturities, net of tax of $0			14.5		14.5	—
Foreign currency translation adjustments, net of tax of $0			(0.1)		(0.1)	(0.1)

Balance at September 30, 2010	$1,003.5	$(846.3)	$(257.8)	$3.3	$(97.3)	$(237.2)	$0.4

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Hawker Beechcraft Acquisition Company, LLC

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Nine Months Ended
	September 30, 2010	September 27, 2009
Cash flows from operating activities:
Net loss	$(238.6)	$(458.6)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	66.4	69.0
Amortization of intangible assets	33.5	49.0
Amortization of debt issuance costs	7.0	8.2
Amortization of original issue discount	1.7	—
Amortization of deferred compensation	—	0.3
Stock-based compensation	3.4	2.5
Change in current and deferred income taxes	3.2	(31.2)
Gain on sale of property, plant and equipment	(1.5)	—
Gain on repurchase of long-term debt, net of debt issuance costs write-off	—	(352.1)
Inventory impairments	—	70.7
Definite-lived asset impairment	—	94.0
Goodwill and other indefinite-lived intangible impairment charges	—	448.3
Non-cash interest expense	6.9	13.3

Changes in assets and liabilities:
Accounts receivable, net	22.4	(19.8)
Unbilled revenue, advanced payments and billings in excess of costs incurred	10.3	(93.2)
Inventories, net	34.4	171.3
Prepaid expenses and other current assets	(6.9)	4.4
Accounts payable	48.0	(126.0)
Accrued salaries and wages	12.5	(4.8)
Other accrued expenses	44.7	(0.4)
Pension and other changes, net	6.4	71.2
Income taxes payable	(1.1)	0.7

Net cash provided by (used in) operating activities	52.7	(83.2)

Cash flows from investing activities:
Expenditures for property, plant and equipment	(23.3)	(42.0)
Additions to computer software	(4.0)	(3.1)
Proceeds from sale of property, plant and equipment	4.7	1.2

Net cash used in investing activities	(22.6)	(43.9)

Cash flows from financing activities:
Payment of notes payable	(100.1)	(174.8)
Payment of term loan	(11.3)	(6.5)
(Repayment) utilization of revolving credit facility	(235.0)	365.0
Payment of revolving credit facility	—	(1.8)
Proceeds from IRB funding	0.1	4.5
Debt repurchase	—	(136.7)

Net cash (used in) provided by financing activities	(346.3)	49.7

Net decrease in cash and cash equivalents	(316.2)	(77.4)
Cash and cash equivalents at beginning of period	568.8	377.6

Cash and cash equivalents at end of period	$252.6	$300.2

Supplemental Disclosures:
Cash paid for interest	$71.1	$88.5
Cash paid (received) for income taxes	2.1	(0.7)
Net non-cash transfers to (from) property, plant and equipment (to) from inventory	7.9	(21.9)
Net non-cash transfers from property, plant and equipment to prepaid expenses and other current assets	(4.6)	—
Inventories acquired through issuance of notes	109.8	111.4

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Hawker Beechcraft Acquisition Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

1. Background and Basis of Interim Presentation

Hawker Beechcraft, Inc. (“HBI”) was formed in late 2006 by GS Capital Partners VI, L.P., an affiliate of The Goldman Sachs Group, Inc., and Onex Partners II LP, an affiliate of Onex Corporation, for the purpose of purchasing the Raytheon Aircraft business (“RA” or the “Predecessor”) from Raytheon Company (“Raytheon”) (the “Acquisition”). The Acquisition was completed on March 26, 2007. HBI acquired all of the outstanding membership interests of Raytheon Aircraft Acquisition Company, LLC, which was renamed Hawker Beechcraft Acquisition Company, LLC (“HBAC”), and substantially all of the assets of Raytheon Aircraft Services Limited. Hawker Beechcraft Notes Company (“HBNC”) is a wholly owned subsidiary of HBAC which was formed to co-issue certain debt obligations. HBNC has had no activity since its formation. Following the Acquisition, HBI contributed the equity interest of the entity purchasing the assets of Raytheon Aircraft Services Limited to HBAC. HBAC is engaged in the design, development, manufacturing, marketing, selling and servicing of business and general aviation, training and special mission aircraft. The accompanying unaudited condensed consolidated financial statements include the accounts of HBAC and its subsidiaries subsequent to the Acquisition. The terms “we,” “our,” “us,” the “Company,” “Successor” and “Hawker Beechcraft” refer to Hawker Beechcraft Acquisition Company, LLC (“HBAC”) and its subsidiaries.

Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles (“GAAP”) in the United States of America (“U.S.”) have been condensed or omitted. In the opinion of HBAC management, these unaudited condensed consolidated financial statements reflect all adjustments, which are of a normal recurring nature, necessary for a fair presentation of financial statements for the interim periods in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X promulgated by the Securities and Exchange Commission (“SEC”). All intercompany balances and transactions have been eliminated in consolidation.

The unaudited condensed consolidated statement of financial position as of December 31, 2009 was derived from audited financial statements but does not include all disclosures required by GAAP. The interim financial statements should be read in conjunction with the audited consolidated financial statements, including the notes thereto, included in our Annual Report on Form 10-K for the year ended December 31, 2009.

2. Summary of Significant Accounting Policies

Since the Company’s fiscal year ended December 31, 2009, there have been no significant changes in its critical accounting policies. Please refer to the Summary of Significant Accounting Policies in the “Notes to the Consolidated Financial Statements” contained in Part II, Item 8 of the Company’s Annual Report for the fiscal year ended December 31, 2009 for a discussion of the Company’s critical accounting policies.

3. Recent Accounting Pronouncements

In September 2009, the Financial Accounting Standards Board (“FASB”) issued an update to the authoritative guidance for revenue recognition related to multiple-deliverable arrangements. This update removes the objective-and-reliable-evidence-of-fair-value criterion from the separation criteria used to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting, replaces references to “fair value” with “selling price” to distinguish from the fair value measurements required under the authoritative guidance for fair value measurements and disclosures, provides a hierarchy that entities must use to estimate the selling price, eliminates the use of the residual method for allocation, and expands the ongoing disclosure requirements. In addition, this update removes non-software components of tangible products and certain software components of tangible products from the scope of existing software revenue guidance. This update is effective in fiscal years beginning on or after June 15, 2010 and can be applied prospectively or retrospectively. The Company is currently evaluating the effect that adoption of this update will have, if any, on its consolidated financial position, results of operations or cash flows.

In October 2009, new accounting standards were issued in the Accounting Standards Codification (“ASC”) subtopic on Revenue Recognition-Multiple-Element Arrangements. The standards enable companies to account for certain products and services (deliverables) separately rather than as a combined unit. The standards are effective for the Company beginning on January 1, 2011, with early adoption permitted. The Company is currently evaluating the impact these standards will have on its financial statements.

Hawker Beechcraft Acquisition Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

In January 2010, the FASB issued new standards in the ASC topic on Fair Value Measurements and Disclosures. These standards require new disclosures on the amount and reason for transfers in and out of Level 1 and 2 fair value measurements. The standards also require disclosure of activities, including purchases, sales, issuances, and settlements within the Level 3 fair value measurements. The standards also clarify existing disclosure requirements on levels of disaggregation and disclosures about inputs and valuation techniques. The new disclosures regarding Level 1 and 2 fair value measurements and clarification of existing disclosures were effective for the Company beginning with the Company’s Form 10-Q for the first quarter of 2010. The adoption of this standard did not have a material impact on the Company’s financial statements. The disclosures about the rollforward of information in Level 3 are required for the Company with its first interim filing in 2011. The Company does not expect the adoption of this standard to have a material impact on its financial statements.

Other new pronouncements issued but not effective until after September 30, 2010 are not expected to have a material effect on our financial position, results of operations or cash flows.

4. Product Warranty

Warranty provisions related to commercial aircraft and parts sales are determined based upon an estimate of costs that may be incurred for warranty services over the period of coverage from 1 to 5 years with limited additional coverage up to 10 years on the Hawker 4000. We estimate our warranty costs based on historical warranty claim experience. The warranty accrual is reviewed quarterly to verify that it appropriately reflects the estimated remaining obligation based on the anticipated expenditures over the balance of the obligation period. Adjustments are made when actual warranty claim experience causes management to revise its estimates. The effects of changes in estimates are reflected in the period the estimates are revised. Activity related to commercial aircraft and parts warranty provisions, the majority of which is recorded in other long-term liabilities on the balance sheet, was as follows:

	Three Months Ended		Nine Months Ended
(In millions)	September 30, 2010	September 27, 2009	September 30, 2010	September 27, 2009
Beginning balance	$62.4	$64.7	$67.9	$67.3
Accrual for aircraft and part deliveries	3.2	6.4	11.7	17.0
Accruals (reversals) related to prior period deliveries	0.4	(0.4)	(0.6)	(3.3)
Warranty services provided	(7.2)	(6.0)	(20.2)	(16.3)

Ending balance	$58.8	$64.7	$58.8	$64.7

Warranty provisions related to aircraft deliveries on contracts accounted for using the cost-to-cost method to measure progress towards completion are recorded as contract costs as the warranty work is performed. The estimation of these costs is an integral part of the revenue recognition process for these contracts.

5. Inventories, net

Inventories consisted of the following:

(In millions)	September 30, 2010	December 31, 2009
Finished goods	$133.1	$157.4
Work in process	995.2	811.2
Materials and purchased parts	238.1	330.3

Total	$1,366.4	$1,298.9

Net non-cash transfers of $7.9 million for the nine months ended September 30, 2010 were excluded from changes in inventories in the statement of cash flows for aircraft physically transferred from inventory to property, plant and equipment. Net non-cash transfers of $21.9 million for the nine months ended September 27, 2009 were excluded from changes in inventories in the statement of cash flows for aircraft physically transferred from property, plant and equipment to inventory.

Hawker Beechcraft Acquisition Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

6. Derivative Instruments and Hedging Activities

We use derivative instruments in the form of foreign currency forward contracts and interest rate swap contracts to hedge our economic exposure to changes in the variability of future cash flows attributable to changes in foreign exchange rates and interest rates, and, when appropriate, we designate these instruments as cash flow hedges. For derivative instruments that are designated and qualify as a cash flow hedge, the effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings. We believe our derivative instruments are executed with creditworthy institutions, and we do not hold or issue derivative instruments for trading or speculative purposes.

Foreign Currency Forward Contracts

We use foreign currency forward contracts to hedge forecasted United Kingdom pound sterling inventory purchases. Notional amounts outstanding at September 30, 2010 and September 27, 2009 based on contract rates were $5.0 million and $308.7 million, respectively. The maturity dates of the foreign currency forward contracts outstanding at September 30, 2010 extend through January 2011. For the nine months ended September 30, 2010, the net loss recognized in earnings due to foreign currency forward contracts not designated or de-designated as cash flow hedges was $4.9 million. As of September 30, 2010, $12.7 million of net unrealized losses on contracts designated and effective as cash flow hedges are expected to be reclassified from accumulated other comprehensive income into earnings over the next twelve months as the underlying transactions mature and the hedged items impact earnings.

Interest Rate Swap

We entered into an interest rate swap agreement (“the swap”) in April 2007 to effectively convert a portion of our variable rate debt to fixed rate debt. The notional amount of the swap is as follows: $335.0 million for the period from December 31, 2009 through December 31, 2010 and $150.0 million for the period from December 31, 2010 through December 30, 2011.

Our counterparty syndicated 40% of the swap by entering into risk participation agreements with a subsidiary of Lehman Brothers Holding, Inc. (“Lehman”) and another financial institution. On September 15, 2008, Lehman filed for Chapter 11 bankruptcy, which triggered termination of its risk participation agreement with our counterparty. As agreed with our counterparty, the swap was amended to increase the fixed rate by four basis points to 4.95% to compensate our counterparty for assuming the additional credit risk. We de-designated the cash flow hedging relationship under the original terms of the swap and re-designated the amended swap in a new cash flow hedging relationship. The deferred loss associated with the de-designated hedge is being amortized over the life of the debt.

We entered into an additional interest rate swap agreement in June 2009 to effectively convert a portion of our variable rate debt to fixed rate debt. The notional amount of the June 2009 swap is $300.0 million and it matures on June 30, 2011.

For the three and nine months ended September 30, 2010, we reclassified losses of $0.5 million and $2.4 million, respectively, from accumulated other comprehensive income into interest expense related to the de-designation of the original hedging relationship. For the nine months ended September 30, 2010, no ineffectiveness was recognized for the new hedging relationship. As of September 30, 2010, a loss of $0.6 million is expected to be reclassified from accumulated other comprehensive income into interest expense over the next twelve months related to the de-designation of the original hedging relationship.

Hawker Beechcraft Acquisition Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

The following table discloses the fair values regarding derivative instruments as of September 30, 2010 and December 31, 2009:

	Statement of Financial Position Location	September 30, 2010	December 31, 2009
(In millions)		Fair Value	Fair Value
Derivatives designated as hedging instruments:
Interest rate contracts, non-current	Other long-term liabilities	$9.8	$18.1
Interest rate contracts, current	Other accrued expenses	2.9	—
Foreign exchange contracts, current	Other accrued expenses	0.8	13.1

Total derivatives designated as hedging instruments		$13.5	$31.2

Derivatives not designated as hedging instruments:
Interest rate contracts, non-current	Other long-term liabilities	0.6	2.8
Foreign exchange contracts, current	Other accrued expenses	$—	$14.9

Total derivatives not designated as hedging instruments		$0.6	$17.7

Total derivatives		$14.1	$48.9

The following tables disclose the effect of derivative instruments on the Consolidated Statements of Operations for the three and nine months ended September 30, 2010 and September 27, 2009 (in millions):

Derivatives not in Cash Flow Hedging Relationships

	Amount of Gain (Loss) Recognized in Income on Derivative				Location of Loss Recognized in Income on Derivative
	Three Months Ended		Nine Months Ended
(In millions)	September 30, 2010	September 27, 2009	September 30, 2010	September 27, 2009
Interest rate contracts	$(0.5)	$(1.4)	$(2.4)	$(4.2)	Interest expense, net
Foreign exchange contracts	1.5	(9.1)	(4.9)	(27.8)	Cost of sales

Total	$1.0	$(10.5)	$(7.3)	$(32.0)

Derivatives in Cash Flow Hedging Relationships

	Amount of Gain/(Loss) Recognized in OCI on Derivatives (effective portion)		Amount of Gain/(Loss) Reclassified from Accumulated OCI into Income (effective portion) (1)		Amount of Gain/(Loss) Recognized in Income on Derivatives (Ineffective Portion and Amount Excluded from Effectiveness Testing) (1)
	Three Months Ended		Three Months Ended		Three Months Ended
	September 30, 2010	September 27, 2009	September 30, 2010	September 27, 2009	September 30, 2010	September 27, 2009
Interest rate contracts	$2.7	$0.6	$—	$—	$—	$—
Foreign exchange contracts	0.9	(5.4)	(4.8)	(5.2)	—	—

Total	$3.6	$(4.8)	$(4.8)	$(5.2)	$—	$—

	Amount of Gain/(Loss) Recognized in OCI on Derivatives (effective portion)		Amount of Gain/(Loss) Reclassified from Accumulated OCI into Income (effective portion) (1)		Amount of Gain/(Loss) Recognized in Income on Derivatives (Ineffective Portion and Amount Excluded from Effectiveness Testing) (1)
	Nine Months Ended		Nine Months Ended		Nine Months Ended
	September 30, 2010	September 27, 2009	September 30, 2010	September 27, 2009	September 30, 2010	September 27, 2009
Interest rate contracts	$7.6	$2.7	$—	$—	$—	$(0.6)
Foreign exchange contracts	(4.5)	16.7	(12.1)	(26.8)	—	—

Total	$3.1	$19.4	$(12.1)	$(26.8)	$—	$(0.6)

(1)	Amounts related to interest rate contracts are included in Interest expense, net and amounts related to foreign exchange rates are included in Cost of sales.

Hawker Beechcraft Acquisition Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

7. Restructuring

During the nine months ended September 30, 2010, we continued restructuring actions in response to lower aircraft production rates due to depressed demand in the general aviation industry and as part of the Company’s on-going cost reduction initiatives. The following table shows pre-tax charges for the three and nine months ended September 30, 2010 and September 27, 2009:

	Three Months Ended		Nine Months Ended
(In millions)	September 30, 2010	September 27, 2009	September 30, 2010	September 27, 2009
Business and General Aviation	$1.7	$8.0	$7.0	$27.7
Trainer Aircraft	0.1	0.2	0.4	0.6
Customer Support	—	0.3	—	0.8

Total	$1.8	$8.5	$7.4	$29.1

Changes in our restructuring and other reserve balances, which are recorded on the Consolidated Statement of Financial Position as other accrued expenses, are shown in the table as follows:

(In millions)	Facilities and Other Consolidation Costs	Severance and Related Costs	Total
Beginning balance, December 31, 2009	$0.9	$1.8	$2.7
Accruals	0.9	6.5	$7.4
Payments	(0.5)	(5.2)	$(5.7)

Ending balance, September 30, 2010	$1.3	$3.1	$4.4

8. Debt and Notes Payable

Debt and notes payable consisted of the following:

(In millions)	September 30, 2010	December 31, 2009
Short-term debt:
Notes payable	$69.9	$60.2
Revolving credit facility	—	235.0
Current portion of long-term debt	15.0	15.0

Total short-term debt	84.9	310.2

Senior secured term loan due 2014, net of current portion	1,241.5	1,251.3
Incremental secured term loan due 2014, net of current portion	186.2	186.0
Senior fixed rate notes due 2015	182.9	182.9
Senior PIK-election notes due 2015	302.6	288.7
Senior subordinated notes due 2017	145.1	145.1

Total long-term debt	2,058.3	2,054.0

Total debt	$2,143.2	$2,364.2

The average floating interest rate on the senior secured term loan was 3.45% at September 30, 2010 and 3.36% at December 31, 2009.

Notes payable represents a deferred payment obligation to a supplier under which the supplier is paid by the lender upon our receipt of goods. We pay the lender within 155 days under the terms of the underlying short-term promissory notes with interest determined at the five month LIBOR plus 5.00% for those notes issued after May 1, 2009. At September 30, 2010, we had $69.9 million of outstanding notes payable at a weighted-average interest rate of 5.62%. At December 31, 2009, we had $60.2 million of outstanding notes payable at a weighted-average interest rate of 5.50%. The issuance of these notes was treated as a non-cash financing transaction. $109.8 million of notes were issued during the nine months ended September 30, 2010.

Hawker Beechcraft Acquisition Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

The book balance of the incremental secured term loan due 2014 will vary as principal payments occur and with the accretion of the original issue discount. The increase in the senior PIK-election notes during the first nine months of 2010 was due to the Company’s decision to make the April 1, 2010 interest payment by issuing additional PIK-election notes rather than by paying in cash. The Company made the October 1, 2010 semi-annual interest payment in cash and has elected to make the next semi-annual interest payment due on April 1, 2011 in cash.

9. Fair Value Measurements

The Company determines fair value utilizing a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. The three levels of inputs used to measure fair value are as follows:

•	Level 1 Inputs – Quoted prices for identical assets and liabilities in active markets.

•

Level 2 Inputs – Quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; observable inputs other than quoted prices; and inputs that are derived principally from or corroborated by other observable market data.

•	Level 3 Inputs – Unobservable inputs reflecting the entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability.

The following table presents financial assets and liabilities measured at fair value on a recurring basis:

	September 30, 2010			December 31, 2009
(In millions)	(Level 1)	(Level 2)	(Level 3)	(Level 1)	(Level 2)	(Level 3)
Assets
Cash equivalents	$195.7	$—	$—	$559.7	$—	$—

Total	$195.7	$—	$—	$559.7	$—	$—

Liabilities
Foreign currency forward contracts	$—	$(0.8)	$—	$—	$(28.0)	$—
Interest rate swaps	—	(13.3)	—	—	(20.9)	—

Total	$—	$(14.1)	$—	$—	$(48.9)	$—

The foreign currency forward contracts and the interest rate swaps were recorded at fair value in our statement of financial position as follows:

	September 30, 2010		December 31, 2009
(In millions)	Foreign Currency Forward Contracts	Interest Rate Swaps	Foreign Currency Forward Contracts	Interest Rate Swaps
Other accrued expenses-current	$(0.8)	$(2.9)	$(28.0)	$—
Other long-term liabilities	—	(10.4)	—	(20.9)

Net derivative liability	$(0.8)	$(13.3)	$(28.0)	$(20.9)

The estimated fair value of long-term debt is based on indicative broker pricing. The following table presents the carrying amount and estimated fair value of long-term debt in accordance with the accounting standard for fair value measurements:

	September 30, 2010		December 31, 2009
(In millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Senior secured term loan (including current portion)	$1,254.5	$1,012.7	$1,264.3	$938.7
Incremental secured term loan due 2014	188.2	$186.4	188.0	184.2
Senior fixed rate notes	182.9	$138.1	182.9	128.7
Senior PIK-election notes	302.6	$228.5	288.7	176.1
Senior subordinated notes	145.1	$91.7	145.1	92.9

Total	$2,073.3	$1,657.4	$2,069.0	$1,520.6

Hawker Beechcraft Acquisition Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

10. Goodwill and Intangibles

The Company tests goodwill for impairment annually during the fourth quarter of each calendar year or more frequently if events or circumstances warrant. Based on last year’s global economic conditions and the Company’s expectation of the timing of a general aviation market recovery at that time, the Company concluded that it was more likely than not that the fair value of one of its business segments had been reduced below its carrying value. Accordingly, the Company performed an interim review of the value of its goodwill and indefinite-lived intangible assets during the third quarter of 2009.

As a result of the Company’s assessment, it concluded that the implied fair value of the goodwill of its Business and General Aviation segment was zero. Accordingly, the Company recorded an impairment charge of $340.1 million during the three months ended September 27, 2009 to reduce the carrying value to zero. The primary cause of the goodwill impairment was the overall decline in the market value of the segment as a result of the adverse global economic conditions and the Company’s expectations as to the timing of a recovery in the general aviation market.

As part of the interim goodwill impairment testing performed during the third quarter of 2009, the Company performed an assessment of the fair value of its indefinite-lived intangible assets and recorded non-cash impairment charges of $107.8 million related to the “Hawker” trade name and $0.4 million related to the “Bonanza” trade name to reduce the carrying values to fair value. The impairment was caused by a decrease in the expected cash flows from the underlying products as a result of the depressed general aviation market and resulting reduced production volumes and downward pricing pressure.

The Company also performed an analysis of the potential impairment lives of its identifiable intangible assets and recorded impairment charges totaling $73.0 million to reduce the carrying value of certain assets to their fair values during the third quarter of 2009. The primary reason for the impairment was a decrease in expected cash flows from the products underlying the recorded asset values due to reduced production volume and downward pricing pressures.

As of September 30, 2010, the Company concluded there were no triggering events during the first nine months of 2010 that required an interim goodwill impairment test. The Company can make no assurances, however, that future impairment tests will not result in goodwill impairments. The Company plans to perform its annual impairment test in the fourth quarter of 2010, using market data and its internal forecasts of future results that will be available at that time.

11. Income Taxes

Income taxes for the interim period presented have been included in the accompanying financial statements on the basis of an estimated annual effective tax rate. In addition to the amount of tax resulting from applying the estimated annual effective tax rate to pre-tax income, we include certain items treated as discrete events to arrive at an estimated overall tax amount. The effective tax rate for the nine months ended September 30, 2010 was negative 1.5%. The effective tax rate for the nine months ended September 27, 2009 was 6.3%. The primary difference between the effective tax rate and statutory tax rate in the jurisdictions in which we operate is a result of the valuation allowance against our net U.S. deferred tax assets.

We have a valuation allowance against our net U.S. deferred tax assets (excluding “naked credits”). Naked credits refer to deferred tax liabilities associated with the tax amortization of goodwill and indefinite lived intangible assets that are not amortized for financial reporting purposes. The deferred tax liability remains on the balance sheet indefinitely until such time the related assets are impaired or the business to which those assets relate are disposed. As the deferred tax liability could have an indefinite life, it is not netted against our deferred tax assets when determining the required valuation allowance. The valuation allowance was established based upon management’s assessment of all available evidence, both positive and negative, including current and historical operating results, future income projections and potential tax-planning strategies. The conclusion was based primarily on our cumulative pretax losses in recent years and the need to generate significant amounts of taxable income in future periods in order to utilize existing deferred tax assets. The valuation allowance was $379.7 million at December 31, 2009. Our U.S. deferred tax assets, primarily related to U.S. federal and state net operating losses, increased $97.6 million during the nine months ending September 27, 2009 to $477.3 million as of September 30, 2010. We intend to maintain a full valuation allowance on our U.S. deferred tax assets until sufficient positive evidence related to sources of future taxable income exists to support a reversal of the valuation allowance.

An entity affiliated with Goldman, Sachs and Co. and Onex Partners II LP purchased $152.8 million of our outstanding notes at a discount in February 2010. For income tax purposes, the entity is considered a related party and therefore the acquisition of the outstanding debt is treated as acquired “repurchased” by the Company resulting in cancellation-of-indebtedness (“COD”) income estimated to be $55.0 million. The repurchased debt is treated as new indebtedness for income tax purposes which is “deemed” issued to the related party at a discount creating original issue discount (“OID”) estimated to be $51.0 million.

Hawker Beechcraft Acquisition Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

We are currently analyzing the tax consequences of deferring the COD income and OID deductions under the provisions of Internal Revenue Code §108(i) enacted under the American Recovery and Reinvestment Act of 2009. We have prepared the tax provision based on the assumption that we will not elect to defer, although the election is not required to be made until the Company files its current year tax return. If we elect deferral, the COD income and OID deductions will be deferred until 2014 and included in taxable income ratably from 2014 through 2018.

12. Pension and Other Employee Benefits

We have defined benefit pension and retirement plans covering the majority of our non-union employees hired prior to January 1, 2007 (“Pension Benefits”) in addition to all of our union employees. In addition to providing Pension Benefits, we provide certain health care and life insurance benefits to retired employees through other postretirement defined benefit plans (“Other Benefits”).

The following table outlines the components of net pension expense recognized:

	Three Months Ended		Nine Months Ended
(In millions)	September 30, 2010	September 27, 2009	September 30, 2010	September 27, 2009
Service cost	$5.8	$6.8	$17.4	$20.5
Interest cost	14.4	14.2	43.1	42.6
Expected return on plan assets	(14.3)	(15.1)	(42.9)	(45.5)
Amortization of prior service cost	0.5	0.6	1.4	1.7
Amortization of net loss	3.5	1.8	10.5	5.5
Pension curtailment	—	—	—	2.3

Net amount recognized	$9.9	$8.3	$29.5	$27.1

The following table outlines the components of net periodic other benefits expense recognized:

	Three Months Ended		Nine Months Ended
(In millions)	September 30, 2010	September 27, 2009	September 30, 2010	September 27, 2009
Service cost	$0.1	$0.1	$0.3	$0.5
Interest cost	0.2	0.3	0.6	0.8
Amortization of net gain	(0.1)	—	(0.3)	—

Amount recognized	$0.2	$0.4	$0.6	$1.3

We anticipate total contributions, both required and discretionary, to the Pension Benefits and Other Benefits plans to be $28.7 million and $0.6 million, respectively, in 2010.

We maintain a 401(k) defined contribution plan under which covered employees are allowed to contribute up to a specific percentage of their eligible compensation. Prior to October 5, 2009, we matched (“HBAC Match”) union and non-union employee contributions up to a maximum of four percent of eligible compensation. The Company match for all non-union employees was suspended effective October 5, 2009. Effective October 4, 2010, we reinstated a Company match for all non-union employees, matching 50 percent of the first four percent of contributions. Total HBAC Match expense was $1.6 million and $3.8 million for the three months ended September 30, 2010 and September 27, 2009, respectively. Total HBAC Match expense was $4.4 million and $12.3 million for the nine months ended September 30, 2010 and September 27, 2009, respectively.

We maintain a retirement income savings program (“RISP”), which is a defined contribution plan, for certain non-union employees who were hired on or after January 1, 2007. These employees will participate in the RISP in place of the Pension Benefits described above. We contribute to the covered employee’s participant account up to a maximum of 9% of the employee’s pay based on the employee’s age and tenure. The funds can be invested among several investment options as directed by the employee. Total expense for the RISP was $1.1 million and $2.8 million for the three and nine months ended September 30, 2010, respectively. For the three and nine months ended September 27, 2009, total expense for the RISP was $0.9 million and $2.8 million, respectively.

Hawker Beechcraft Acquisition Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

13. Related Party Transactions

Onex Partners II LP and its affiliated entities own 49% of the issued and outstanding common stock of HBI. Affiliates of Onex Partners II LP currently own a controlling interest in Spirit AeroSystems Holdings, Inc. (“Spirit”), one of our suppliers. Spirit supplies certain components for our Hawker aircraft and we believe that purchases of components from Spirit are based on standard market terms. We received components from Spirit of $1.9 million and $4.2 million for the three and nine months ended September 30, 2010, respectively. For the three and nine months ended September 27, 2009, we received components from Spirit of $3.4 million and $15.5 million, respectively. Advance payments to Spirit for goods not yet received were $0.1 million and $0.2 million at September 30, 2010 and December 31, 2009, respectively.

GS Capital Partners VI, L.P. and other private equity funds affiliated with Goldman, Sachs & Co. own 49% of the issued and outstanding common stock of HBI. Goldman, Sachs & Co. acted as an initial purchaser in the 2007 offering of the notes that were later exchanged for our outstanding publicly held notes in a registered exchange offer. In connection with the registration rights agreement we entered into at the time of the issuance of the notes, we also agreed to maintain a market making shelf registration for the benefit of Goldman, Sachs & Co. Goldman Sachs Credit Partners L.P., an affiliate of GS Capital Partners VI, L.P. and its related investment funds, acted as the joint lead arranger and a lender under our senior secured credit facilities, including for the Incremental Term Loan facility in November 2009. In addition, Goldman, Sachs & Co., Goldman Sachs Credit Partners L.P. and its affiliates may occasionally engage in commercial banking, investment banking or other financial advisory transactions with us and our affiliates. Currently, Goldman Sachs Credit Partners L.P. is a participating lender in the Company’s credit agreement and Goldman Sachs Capital Markets, L.P. has entered into interest rate swaps with the Company. In addition, Goldman, Sachs & Co. served as Dealer Manager for the tender offer to purchase a portion of our outstanding Senior Notes and Senior Subordinated Notes. We believe these agreements were executed at market terms for a similar company with a similar risk profile.

We entered into a management services arrangement with the investment managers of GS Capital Partners VI, L.P., and its related funds, and Onex Partners II LP, effective upon the closing of the Acquisition. Under the arrangement, we pay these parties an annual aggregate fee of $2.0 million, plus reasonable out-of-pocket expenses, as compensation for various advisory services. This fee is shared equally by the two sets of investment managers. We also agreed to indemnify these parties and their affiliates for liabilities arising from their actions under the management services arrangement.

A member of the Board of Directors of HBI has also been a member of the Board of Directors of Spirit. On September 24, 2010, this member notified the Company of his intent to resign from the HBI’s Board of Directors in October 2010. His resignation was effective October 22, 2010 and was not a result of a disagreement with the Company.

An entity affiliated with Goldman, Sachs & Co. and Onex Partners II LP completed open-market purchases of $152.8 million of our outstanding notes in February 2010. As of September 30, 2010, the debt acquired by such entity has not been retired and we will continue to pay interest in accordance with terms of the debt. As of September 30, 2010, the affiliates’ outstanding balance of these notes was $159.4 million. The amount of accrued interest associated with these notes as of September 30, 2010 was $7.1 million and no interest payments were made during the three months ended September 30, 2010.

14. Stock-Based Compensation

Stock option activity for service-vesting for the nine months ended September 30, 2010 and September 27, 2009 was as follows:

	Number of Options
Service-Vesting	Nine Months Ended September 30, 2010	Nine Months Ended September 27, 2009
Beginning balance	3,694,387	2,986,724
Granted	2,642,673	753,125
Forefeited or expired	(535,046)	(584,048)

Ending balance	5,802,014	3,155,801

Hawker Beechcraft Acquisition Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

Stock option activity for performance-vesting for the nine months ended September 30, 2010 and September 27, 2009 was as follows:

	Number of Options
Performance-Vesting	Nine Months Ended September 30, 2010	Nine Months Ended September 27, 2009
Beginning balance	3,490,523	3,056,104
Granted	412,668	809,375
Forefeited or expired	(188,436)	(960,358)

Ending balance	3,714,755	2,905,121

Restricted share activity for the nine months ended September 30, 2010 and September 27, 2009 was as follows:

	Number of Options
Restricted Shares	Nine Months Ended September 30, 2010	Nine Months Ended September 27, 2009
Beginning balance	158,878	98,687
Granted	182,829	127,500
Vested	(84,130)	(67,308)

Ending balance	257,577	158,879

We recognized stock-based compensation expense of $1.1 million and $3.4 million during the three and nine months ended September 30, 2010, respectively. During the three and nine months ended September 27, 2009, we recognized stock-based compensation expense of $0.7 million and $2.5 million, respectively.

15. Commitments and Contingencies

In the normal course of business, we lease equipment, office buildings and other facilities under leases that include standard escalation clauses to reflect changes in price indices, as well as renewal options. Our rent expense was $3.4 million and $10.4 million for the three and nine months ended September 30, 2010, respectively. For the three and nine months ended September 27, 2009, our rent expense was $3.4 million and $11.1 million, respectively.

We have assigned certain leasehold interests to third parties but remain liable to the lessor to the extent the assignee defaults on future lease payments amounting to $19.1 million and $21.3 million at September 30, 2010 and December 31, 2009, respectively. The underlying leases extend through 2026.

We have committed to construct facilities and purchase equipment under contracts with various third parties. Future payments of $5.7 million and $3.6 million were required under these contracts at September 30, 2010 and December 31, 2009, respectively.

We retain liability for losses and expenses for aircraft product liability up to a maximum of $10 million per occurrence and $20 million per fiscal year. Insurance purchased from third parties is expected to cover excess aggregate liability exposure from $20 million to $750 million. This coverage also includes the excess liability over the per occurrence limits. Raytheon retained the liability for claims relating to occurrences after April 1, 2001 through March 25, 2007. We have responsibility for claims relating to occurrences prior to April 1, 2001, subject to limited exceptions covering specific liabilities retained by Raytheon. The aircraft product liability reserve was $18.4 million and $13.2 million at September 30, 2010 and December 31, 2009, respectively, and was based on management’s estimate of its expected losses not covered by third party insurers. We currently have no offsetting receivable for insurance recovery associated with this estimate.

We issue guarantees and have banks and surety companies issue, on our behalf, letters of credit and surety bonds to meet various administrative, bid, performance, warranty, retention and advance payment obligations of us or our affiliates. $116.5 million, $61.9 million, and $1.2 million of these guarantees, letters of credit and surety bonds, for which there were stated values were outstanding at September 30, 2010, respectively, and $146.5 million, $61.5 million and $1.2 million were outstanding at December 31, 2009, respectively. These instruments expire on various dates through 2016.

Hawker Beechcraft Acquisition Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

In connection with certain aircraft sales, we offer trade-in incentives whereby the customer will receive a pre-determined trade-in value if they purchase another aircraft of equal or greater value from us. The differences between the value of these trade-in incentives and the current, lower, estimated fair value of the underlying aircraft was $19.3 million and $29.2 million at September 30, 2010 and December 31, 2009, respectively. There is a high degree of uncertainty inherent in the assessment of the likelihood of trade-in commitments.

We are subject to oversight by the Federal Aviation Administration (“FAA”). The FAA routinely evaluates aircraft operational and safety requirements and is responsible for certification of new and modified aircraft. Future action by the FAA may adversely affect our financial position or results of operations, including recovery of its investment in new aircraft. Comparable agencies, including but not limited to, the European Aviation Safety Agency (“EASA”), regulate these matters in the other countries.

As a defense contractor, we are subject to many levels of audit and investigation. Agencies that oversee contract performance include: the Defense Contract Audit Agency, the U.S. Department of Defense Inspector General, the Government Accountability Office, the U.S. Department of Justice and Congressional committees. Future action by these agencies and legislative committees may adversely affect our financial position, results of operations or liquidity.

In July 2007, the FAA informed us that it had initiated an investigation concerning compliance by one of our suppliers with part specifications involving our T-6A trainers and certain special mission King Air aircraft sold to the U.S. government. HBAC cooperated with the FAA investigation and conducted its own supplier quality audits. HBAC believes the alleged non-compliance condition does not impact safety of flight. On June 17, 2008, the U.S. Attorney’s Office for the District of Kansas notified us that the FAA had referred a civil penalty matter arising out of its investigation to the U.S. Attorney’s Office for enforcement and that the FAA had recommended imposing civil penalties against HBAC. On July 22, 2010, the U.S. Attorney’s Office notified us that it intends to seek civil enforcement penalties of at least $2.6 million, as well as injunctive relief, against HBAC with respect to HBAC’s quality oversight of the supplier. We do not believe any resulting civil penalty would be material to our financial condition, results of operations or liquidity.

In April 2009, HBAC received a complaint naming it as a defendant in a qui tam lawsuit in the U.S. District Court for the District of Kansas. The complaint alleged violations of the civil False Claims Act (“FCA”) arising from alleged supplier non-conformance with specifications and HBAC’s alleged inadequate quality control over the supplier’s manufacturing process on certain T-6 and King Air aircraft delivered to the government. The lawsuit, United States ex rel. Minge, et al. v. Turbine Engine Components Technologies Corporation, et al., No. 07-1212-MLB (D. Kan.), alleged FCA causes of action against HBAC (and its predecessor, Raytheon Aircraft Company) and FCA causes of action, retaliation causes of action, and a tort cause of action against TECT Aerospace Wellington, Inc. (“TECT”), an HBAC supplier, and various affiliates of TECT. On February 3, 2010, the District of Kansas court granted HBAC’s motion for summary judgment in the qui tam case. The Court permitted the FCA retaliation cause of action to proceed against TECT. On June 1, 2010, the plaintiffs filed a motion to reconsider the order granting summary judgment and a motion to amend the complaint. Plaintiffs filed their amended complaint on August 16, 2010. On September 29, 2010, HBAC filed an Answer and Affirmative Defenses. Discovery is pending.

On April 7, 2009, Airbus UK Ltd. (“Airbus”) filed a Request for Arbitration (“RFA”) with the International Chamber of Commerce (“ICC”) in Paris initiating proceedings against HBAC. Airbus alleges that HBAC breached its obligations under the Airframe Purchase and Support Agreement dated August 19, 1998 between Airbus and HBAC. More particularly, Airbus claims that it and HBAC reached agreement in April of 2008 for HBAC to purchase increased volumes of fuselages, wings, track kits and spare parts (collectively the “shipsets”) in the 2008 to 2010 time frame. Airbus further alleges that (i) beginning in late 2008, HBAC unilaterally reduced the number of shipsets that it would purchase in breach of its contractual obligations and (ii) that Airbus made substantial investments to expand its production capacity at the urging of HBAC and in reliance on alleged expanded commitments from HBAC. On December 23, 2009, Airbus filed its Statement of Claim, which seeks an award of damages potentially in excess of £40 million. HBAC filed its Statement of Defense and Counterclaim on April 5, 2010 denying liability and asserting a counterclaim against Airbus in the amount of £6,433,015. The arbitration merits hearing was held July 27-30, 2010. Post-hearing submissions were completed in October 2010; we are awaiting the decision of the tribunal.

Similar to other companies in our industry, we receive requests for information from government agencies in connection with their regulatory or investigational authority in the ordinary course of business. Such requests can include subpoenas or demand letters for documents to assist the government in audits or investigations. We review such requests and notices and take appropriate action.

Hawker Beechcraft Acquisition Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

16. Business Segment Information

Reportable segments include the following: Business and General Aviation, Trainer Aircraft and Customer Support. Business and General Aviation designs, develops, manufactures, markets, and sells commercial and specially modified business and general aviation aircraft and related service contracts. Trainer Aircraft designs, develops, manufactures, markets and sells military training aircraft to the U.S. government and foreign governments. Customer Support provides parts and service support for in-service aircraft worldwide.

While some working capital accounts are maintained on a segment basis, many of our assets are not managed or maintained on a segment basis. Certain property, plant and equipment, including tooling, is used in the design and production of products for each of the segments and, therefore, is not allocated to any individual segment. In addition, cash, other assets, non-current liabilities and deferred taxes are maintained and managed on a consolidated basis and generally do not pertain to any particular segment. Raw materials and certain component parts are used in production across all segments. Work in process inventory is identifiable by segment but is managed and evaluated at the program level. As there is no segmentation of our productive assets, no allocation of these amounts has been made for purposes of segment disclosure.

Segment financial results were as follows:

	Three Months Ended		Nine Months Ended
(In millions)	September 30, 2010	September 27, 2009	September 30, 2010	September 27, 2009
Sales:
Business and General Aviation	$347.2	$504.4	$1,052.8	$1,491.2
Trainer Aircraft	161.1	169.7	488.3	367.6
Customer Support	125.2	100.2	358.4	313.8
Eliminations	(38.8)	(16.6)	(97.3)	(61.0)

Total	$594.7	$757.7	$1,802.2	$2,111.6

Operating (Loss) Income:
Business and General Aviation	$(123.0)	$(719.3)	$(259.9)	$(777.0)
Trainer Aircraft	20.2	14.3	72.3	24.3
Customer Support	21.5	(16.1)	60.6	25.0
Eliminations	(0.1)	—	(0.2)	0.1

Total	$(81.4)	$(721.1)	$(127.2)	$(727.6)

Intersegment sales for the three and nine months ended September 30, 2010 were $16.0 million and $51.1 million, respectively, for Business and General Aviation and $22.8 million and $46.2 million, respectively, for Customer Support. For the three and nine months ended September 27, 2009, intersegment sales were $7.8 million and $30.6 million, respectively, for Business and General Aviation and $8.8 million and $30.4 million, respectively, for Customer Support. The Trainer Aircraft segment does not have intersegment sales.

17. Guarantor Subsidiary Financial Information

Our obligation to pay principal and interest under certain debt instruments is guaranteed on a joint and several basis by certain guarantor subsidiaries. The guarantees are full and unconditional, and the guarantor subsidiaries are 100% owned by the Company. Non-guarantor subsidiaries consist primarily of foreign subsidiaries of HBAC, which are organized outside the U.S.

The following unaudited condensed consolidating financial information presents Condensed Consolidating Statements of Financial Position as of September 30, 2010 and December 31, 2009; Condensed Consolidating Statements of Operations for the nine months ended September 30, 2010 and the nine months ended September 27, 2009; Condensed Consolidating Statements of Cash Flows for the nine months ended September 30, 2010 and the nine months ended September 27, 2009.

Elimination entries necessary to consolidate guarantor and non-guarantor subsidiaries have been included in the eliminations columns. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

Hawker Beechcraft Acquisition Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

Hawker Beechcraft Acquisition Company, LLC

Condensed Consolidating Statement of Financial Position

As of September 30, 2010

(In millions)

	HBAC	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Assets
Current assets:
Cash and cash equivalents	$245.9	$0.1	$6.6	$—	$252.6
Accounts and notes receivable, net	—	96.5	7.5	—	104.0
Intercompany receivables	—	17.8	1.9	(19.7)	—
Unbilled revenue	—	26.1	11.5	—	37.6
Inventories, net	—	1,359.4	7.0	—	1,366.4
Current deferred income tax asset	—	1.9	—	—	1.9
Prepaid expenses and other current assets	1.2	28.0	1.5	—	30.7

Total current assets	247.1	1,529.8	36.0	(19.7)	1,793.2
Property, plant and equipment, net	17.7	486.4	2.6	—	506.7
Investment in subsidiaries	1,674.2	—	—	(1,674.2)	—
Goodwill	—	259.5	—	—	259.5
Intangible assets, net	—	779.6	0.7	—	780.3
Other assets, net	34.2	10.7	—	—	44.9

Total assets	$1,973.2	$3,066.0	$39.3	$(1,693.9)	$3,384.6

Liabilities and Equity
Current liabilities:
Notes payable and current portion of long-term debt	$84.9	$—	$—	$—	$84.9
Current portion of industrial revenue bonds (receivable) payable	(65.3)	65.3	—	—	—
Advance payments and billings in excess of costs incurred	—	337.3	0.2	—	337.5
Accounts payable	0.1	257.1	9.9	(13.2)	253.9
Accrued salaries and wages	—	59.6	0.5	—	60.1
Accrued interest payable	27.8	1.5	—	—	29.3
Other accrued expenses	5.7	243.6	3.0	—	252.3

Total current liabilities	53.2	964.4	13.6	(13.2)	1,018.0
Long-term debt	2,058.3	—	—	—	2,058.3
Industrial revenue bonds (receivable) payable	(227.6)	227.6	—	—	—
Intercompany loan	173.1	(180.4)	13.8	(6.5)	—
Accrued pension benefits	—	298.5	—	—	298.5
Other long-term liabilities	13.4	78.1	—	—	91.5
Non-current deferred income tax liability	—	15.6	—	—	15.6

Total liabilities	2,070.4	1,403.8	27.4	(19.7)	3,481.9
Total equity	(97.3)	1,662.3	11.9	(1,674.2)	(97.3)

Total liabilities and equity	$1,973.1	$3,066.1	$39.3	$(1,693.9)	$3,384.6

Hawker Beechcraft Acquisition Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

Hawker Beechcraft Acquisition Company, LLC

Condensed Consolidating Statement of Financial Position

As of December 31, 2009

(In millions)

	HBAC	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Assets
Current assets:
Cash and cash equivalents	$562.0	$0.2	$6.6	$—	$568.8
Accounts and notes receivable, net	—	120.4	6.0	—	126.4
Intercompany receivables	—	18.1	1.7	(19.8)	—
Unbilled revenue	—	26.5	12.3	—	38.8
Inventories, net	—	1,291.9	7.0	—	1,298.9
Current deferred income tax asset	25.0	—	0.1	—	25.1
Prepaid expenses and other current assets	(35.0)	53.0	1.0	—	19.0

Total current assets	552.0	1,510.1	34.7	(19.8)	2,077.0
Property, plant and equipment, net	18.3	528.4	3.1	—	549.8
Investment in subsidiaries	2,003.2	—	—	(2,003.2)	—
Goodwill	—	259.5	—	—	259.5
Intangible assets, net	—	808.9	0.7	—	809.6
Other assets, net	42.3	9.6	—	—	51.9

Total assets	$2,615.8	$3,116.5	$38.5	$(2,023.0)	$3,747.8

Liabilities and Equity
Current liabilities:
Notes payable and current portion of long-term debt	$310.2	$—	$—	$—	$310.2
Current portion of industrial revenue bonds payable (receivable)	(69.7)	69.7	—	—	—
Advance payments and billings in excess of costs incurred	—	327.9	0.5	—	328.4
Accounts payable	0.2	219.4	8.6	(13.0)	215.2
Accrued salaries and wages	—	47.2	0.4	—	47.6
Accrued interest payable	14.6	0.4	—	—	15.0
Other accrued expenses	4.0	221.2	5.8	—	231.0

Total current liabilities	259.3	885.8	15.3	(13.0)	1,147.4
Long-term debt	2,054.0	—	—	—	2,054.0
Industrial revenue bonds payable (receivable)	(261.8)	261.8	—	—	—
Intercompany loan	396.2	(402.1)	12.7	(6.8)	—
Accrued pension benefits	—	296.3	—	—	296.3
Other long-term liabilities	20.9	71.4	—	—	92.3
Non-current deferred income tax liability	25.0	10.5	0.1	—	35.6

Total liabilities	2,493.6	1,123.7	28.1	(19.8)	3,625.6
Total equity	122.2	1,992.8	10.4	(2,003.2)	122.2

Total liabilities and equity	$2,615.8	$3,116.5	$38.5	$(2,023.0)	$3,747.8

Hawker Beechcraft Acquisition Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

Hawker Beechcraft Acquisition Company, LLC

Condensed Consolidating Statement of Operations

Three Months Ended September 30, 2010

(In millions)

	HBAC	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Sales	$—	$638.1	$22.8	$(66.2)	$594.7
Cost of sales	—	629.9	19.8	(66.2)	583.5

Gross profit	—	8.2	3.0	—	11.2

Restructuring expenses	—	1.8	—	—	1.8
Selling, general and administrative expenses	0.3	62.6	1.2	—	64.1
Research and development expenses	—	26.7	—	—	26.7

Operating (loss) income	(0.3)	(82.9)	1.8	—	(81.4)

Intercompany interest expense (income), net	0.2	(0.2)	—	—	—
Interest expense, net	36.2	1.1	—	—	37.3
Other (income) expense, net	(1.8)	2.2	(1.4)	—	(1.0)

Non-operating expense (income), net	34.6	3.1	(1.4)	—	36.3

Loss before taxes	(34.9)	(86.0)	3.2	—	(117.7)
(Benefit from) provision for income taxes	0.4	1.0	(0.5)	—	0.9

Loss before equity income	(35.3)	(87.0)	3.7	—	(118.6)
Equity loss (income) in subsidiaries	83.3	—	—	(83.3)	—

Net (loss) income	(118.6)	(87.0)	3.7	83.3	(118.6)
Net income attributable to non-controlling interest	—	—	0.1	—	0.1

Net (loss) income attributable to parent company	$(118.6)	$(87.0)	$3.6	$83.3	$(118.7)

Hawker Beechcraft Acquisition Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

Hawker Beechcraft Acquisition Company, LLC

Condensed Consolidating Statement of Operations

Three Months Ended September 27, 2009

(In millions)

	HBAC	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Sales	$—	$773.4	$20.2	$(35.9)	$757.7
Cost of sales	—	894.1	17.4	(35.9)	875.6

Gross margin	—	(120.7)	2.8	—	(117.9)

Restructuring expenses	—	8.5	—	—	8.5
Definite-lived asset impairment	—	73.0	—	—	73.0
Goodwill and indefinite-lived asset impairment	—	448.3	—	—	448.3
Selling, general and administrative expenses	0.3	47.3	0.8	—	48.4
Research and development expenses	—	25.0	—	—	25.0

Operating (loss) income	(0.3)	(722.8)	2.0	—	(721.1)

Intercompany interest expense (income), net	0.1	(0.1)	—	—	—
Interest expense, net	34.1	1.3	—	—	35.4
Other (income) expense, net	—	(1.1)	0.8	—	(0.3)

Non-operating expense, net	34.2	0.1	0.8	—	35.1

(Loss) income before taxes	(34.5)	(722.9)	1.2	—	(756.2)
(Benefit from) provision for income taxes	(42.1)	(32.5)	2.3	—	(72.3)

Earnings (loss) before equity loss	7.6	(690.4)	(1.1)	—	(683.9)
Equity loss in subsidiaries	691.5	—	—	(691.5)	—

Net (loss) income	(683.9)	(690.4)	(1.1)	691.5	(683.9)
Net income attributable to non-controlling interest	—	—	0.3	—	0.3

Net (loss) income attributable to parent company	$(683.9)	$(690.4)	$(1.4)	$691.5	$(684.2)

Hawker Beechcraft Acquisition Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

Hawker Beechcraft Acquisition Company, LLC

Condensed Consolidating Statement of Operations

Nine Months Ended September 30, 2010

(In millions)

	HBAC	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Sales	$—	$1,928.0	$57.9	$(183.7)	$1,802.2
Cost of sales	—	1,795.2	51.1	(183.7)	1,662.6

Gross profit	—	132.8	6.8	—	139.6

Restructuring, net	—	7.4	—	—	7.4
Selling, general and administrative expenses	1.0	181.2	3.3	—	185.5
Research and development expenses	—	73.9	—	—	73.9

Operating (loss) income	(1.0)	(129.7)	3.5	—	(127.2)

Intercompany interest expense (income), net	0.4	(0.4)	—	—	—
Interest expense, net	106.7	2.5	1.0	—	110.2
Other (income) expense, net	(2.2)	(0.5)	0.4	—	(2.3)

Non-operating expense (income), net	104.9	1.6	1.4	—	107.9

Loss before taxes	(105.9)	(131.3)	2.1	—	(235.1)
(Benefit from) provision for income taxes	(0.5)	3.7	0.3	—	3.5

Loss before equity income	(105.4)	(135.0)	1.8	—	(238.6)
Equity loss (income) in subsidiaries	133.2	—	—	(133.2)	—

Net (loss) income	(238.6)	(135.0)	1.8	133.2	(238.6)

Net income attributable to non-controlling interest	—	—	0.4	—	0.4

Net (loss) income attributable to parent company	$(238.6)	$(135.0)	$1.4	$133.2	$(239.0)

Hawker Beechcraft Acquisition Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

Hawker Beechcraft Acquisition Company, LLC

Condensed Consolidating Statement of Operations

Nine Months Ended September 27, 2009

(In millions)

	HBAC	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Sales	$—	$2,167.1	$61.2	$(116.7)	$2,111.6
Cost of sales	—	2,114.3	53.6	(116.7)	2,051.2

Gross margin	—	52.8	7.6	—	60.4

Restructuring expenses	—	29.1	—	—	29.1
Definite-lived asset impairment		73.0			73.0
Goodwill and indefinite-lived asset impairment		448.3			448.3
Selling, general and administrative expenses	0.8	152.0	3.0	—	155.8
Research and development expenses	—	81.8	—	—	81.8

Operating (loss) income	(0.8)	(731.4)	4.6	—	(727.6)

Intercompany interest expense (income), net	0.4	(0.4)	—	—	—
Interest expense, net	110.2	3.9	—	—	114.1
Gain on debt repurchase, net	(352.1)	—	—	—	(352.1)
Other income, net	—	—	(0.3)	—	(0.3)

Non-operating expense, net	(241.5)	3.5	(0.3)	—	(238.3)

Income (loss) before taxes	240.7	(734.9)	4.9	—	(489.3)
Provision for (benefit from) income taxes	3.3	(36.4)	2.4	—	(30.7)

Earnings (loss) before Equity Loss	237.4	(698.5)	2.5	—	(458.6)
Equity loss in subsidiaries	696.0	—	—	(696.0)	—

Net (loss) income	(458.6)	(698.5)	2.5	696.0	(458.6)
Net income attributable to non-controlling interest	—	—	0.3	—	0.3

Net (loss) income attributable to parent company	$(458.6)	$(698.5)	$2.2	$696.0	$(458.9)

Hawker Beechcraft Acquisition Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

Hawker Beechcraft Acquisition Company, LLC

Condensed Consolidating Statement of Cash Flows

Nine Months Ended September 30, 2010

(In millions)

	HBAC	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Net cash provided by (used in) operating activities	$214.5	$(160.8)	$(1.0)	$—	$52.7

Cash flows from investing activities:
Expenditures for property, plant and equipment	—	(23.2)	(0.1)	—	(23.3)
Additions to computer software	—	(4.0)	—	—	(4.0)
Proceeds from sale of property, plant and equipment	—	4.7	—	—	4.7

Net cash used in investing activities	—	(22.5)	(0.1)	—	(22.6)

Cash flows from financing activities:
Payment of notes payable	(100.1)	—	—	—	(100.1)
Payment of term loan	(11.3)	—	—	—	(11.3)
Utilization of revolving credit facility	(235.0)	—	—	—	(235.0)
Proceeds from IRB funding	—	0.1	—	—	0.1
Industrial revenue bond receipts (payments)	38.6	(38.6)	—	—	(0.0)
Net (repayments to) borrowings from Parent	(222.8)	221.7	1.1	—	0.0

Net cash (used in) provided by financing activities	(530.6)	183.2	1.1	—	(346.3)

Net (decrease) increase in cash and cash equivalents	(316.1)	(0.1)	—	—	(316.2)
Cash and cash equivalents at beginning of period	562.0	0.2	6.6	—	568.8

Cash and cash equivalents at end of period	$245.9	$0.1	$6.6	$—	$252.6

Hawker Beechcraft Acquisition Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

Hawker Beechcraft Acquisition Company, LLC

Condensed Consolidating Statement of Cash Flows

Nine Months Ended September 27, 2009

(In millions)

	HBAC	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Net cash (used in) provided by operating activities	$(124.7)	$38.5	$3.0	$—	$(83.2)

Cash flows from investing activities:
Expenditures for property, plant and equipment	—	(41.4)	(0.6)	—	(42.0)
Additions to computer software	—	(3.1)	—	—	(3.1)
Proceeds from sale of property, plant and equipment		1.2			1.2

Net cash used in investing activities	—	(43.3)	(0.6)	—	(43.9)

Cash flows from financing activities:
Payment of term loan	(6.5)	—	—	—	(6.5)
Payment of notes payable	(174.8)	—	—	—	(174.8)
Repurchase of debt	(136.7)	—	—	—	(136.7)
Proceeds from IRB funding	—	4.5	—	—	4.5
Utilization of revolving credit facility	365.0	—	—	—	365.0
Payment of revolving credit facility	(1.8)	—	—	—	(1.8)

Net cash provided by financing activities	45.2	4.5	—	—	49.7

Net (decrease) increase in cash and cash equivalents	(79.5)	(0.3)	2.4	—	(77.4)
Cash and cash equivalents at beginning of period	370.9	0.3	6.4	—	377.6

Cash and cash equivalents at end of period	$291.4	$—	$8.8	$—	$300.2

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of financial condition and results of operations for the three and nine months ended September 30, 2010 and September 27, 2009 reflects the business of Hawker Beechcraft Acquisition Company, LLC (“HBAC”, “the Company”, “we”, “our”, or “us”) and its subsidiaries.

The following discussion and analysis should be read in conjunction with the unaudited condensed consolidated financial statements, including the notes thereto, included elsewhere in this Quarterly Report on Form 10-Q and the audited consolidated financial statements, including the notes thereto, in our Annual Report on Form 10-K for the year ended December 31, 2009.

Cautionary Note Regarding Forward-Looking Statements

This Quarterly Report on Form 10-Q may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, including statements that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements are based on management’s assumptions and assessments in light of past experience and trends, current conditions, expected future developments and other relevant factors. They are not guarantees of future performance, and actual results may differ significantly from those envisaged by our forward-looking statements. Among the factors that could cause actual results to differ materially from those described or implied in the forward-looking statements are general business and economic conditions, production delays resulting from lack of regulatory certifications and other factors, competition in our existing and future markets, lack of market acceptance of our products and services, the substantial leverage and debt service resulting from our indebtedness, loss or retirement of key executives and other risks disclosed in our filings with the Securities and Exchange Commission.

Our Company

We are a leading designer and manufacturer of business jet, turboprop and piston aircraft. We are also the sole source provider of the primary military trainer aircraft to the United States (U.S.) Air Force and the U.S. Navy and provide military trainer aircraft to other governments. We deliver our products to a diverse customer base, including corporations, fractional and charter operators, governments and individuals throughout the world. We provide parts, maintenance and flight support services through an extensive network of service centers in 30 countries to an estimated installed fleet of more than 37,000 aircraft.

Our operations are divided into three segments—Business and General Aviation, Trainer Aircraft and Customer Support. The Business and General Aviation segment designs, develops, manufactures, markets and sells commercial and specially modified general aviation aircraft, as well as manufactures and provides aircraft parts to our Trainer Aircraft and Customer Support segments. The Business and General Aviation segment also sells used general aviation aircraft which may be received as a trade-in during a new aircraft sales transaction. The Trainer Aircraft segment designs, develops, manufactures, markets and sells military training aircraft. The Customer Support segment provides aftermarket parts and service support for our installed fleet of aircraft worldwide.

We operate in the global business and general aviation industry, which continues to experience depressed demand primarily as a result of uncertainty in the global economy. The business and general aviation industry has historically been cyclical and has been impacted by many factors, including the condition of the U.S. and global economies, the exchange rate of the U.S. dollar compared to other currencies, corporate profits and geo-political events. Additionally, the business and general aviation industry has historically lagged behind changes in general economic conditions and corporate profit trends. We believe that the business and general aviation industry as a whole will continue to experience depressed demand throughout the remainder of 2010 and into 2011.

Our Customer Support segment is also impacted by the general economic environment that has affected the business and general aviation industry; however, the impact on this segment of our business has not been as significant as the impact on our Business and General Aviation segment. In addition to general market conditions, our Customer Support business is influenced by the size and age of the installed fleet of aircraft, our customers’ aircraft usage patterns and the overall maintenance requirements for our aircraft.

Our Trainer Aircraft segment is less susceptible to changes in general economic conditions and provides us with a more stable and recurring source of revenue. Sales in this segment are principally generated by U.S. and foreign government and defense spending. Decreases or reprioritization of such spending could affect the financial performance of this segment.

Current Developments

The Company continues to evaluate aspects of its overall cost and manufacturing structure, including the possibility of relocating certain work to other locations within and outside the U.S. With the exception of the already announced decision to close the Salina, Kansas facility, these evaluations and decisions are expected to occur over the remainder of 2010 and into early 2011. Included within the evaluation is a consideration of assets which may potentially be surplus as well as costs that might be incurred as a result of a decision to change the location of certain work. Decisions made as these evaluations conclude could result in restructuring or other accounting charges.

As part of the Company’s efforts to reduce its overall cost and manufacturing structure over the course of the last few months, the Company has spoken with the International Association of Machinists and Aerospace Workers in an attempt to renegotiate its contract. On October 16, 2010, the agreement for a new labor contract was rejected by a vote of the union members. The union’s current labor contract expires in August 2011.

To further reduce the cost of operations, on October 22, 2010, the Company announced it would implement a cost reduction and productivity program. The program consists of two parts.

The first part consisted of the immediate termination of approximately 8% of its salaried employees. The Company expects the pre-tax severance and related costs associated with the termination of these salaried employees to be approximately $3 million. The Company anticipates those costs to be incurred in the fourth quarter of 2010.

The second part of the program involves reducing the Company’s factory and shop work forces by approximately 800 employees over a period of time. The second part of the program is expected to be completed by August 2011 and will result in the closure of several of the Company’s facilities in Wichita, Kansas and the outsourcing of certain operations. The program is expected to result in the transfer of the work performed at the facilities being closed to third party suppliers or the Company’s manufacturing operations in Mexico. The costs related to the reduction in the Company’s factory and shop work force and other associated costs cannot yet be estimated.

The decision to implement the program was based on continuing challenging economic conditions affecting the Business and General Aviation division of the Company and the desire to provide resources for long term investment for the Company’s future.

The Company will provide additional estimates, or ranges of estimates, concerning the costs and charges expected to be incurred in connection with the remainder of the program as additional information becomes available.

Results of Operations

	Three Months Ended		Nine Months Ended
(In millions)	September 30, 2010	September 27, 2009	September 30, 2010	September 27, 2009
Sales	$594.7	$757.7	$1,802.2	$2,111.6
Cost of sales	583.5	875.6	1,662.6	2,051.2

Gross margin	11.2	(117.9)	139.6	60.4

Restructuring, net	1.8	8.5	7.4	29.1
Definite-lived asset impairment		73.0		73.0
Goodwill and intangible asset impairment		448.3		448.3
Selling, general and administrative expenses	64.1	48.4	185.5	155.8
Research and development expenses	26.7	25.0	73.9	81.8

Operating loss	(81.4)	(721.1)	(127.2)	(727.6)

Interest expense	37.5	35.6	110.6	115.1
Interest income	(0.2)	(0.2)	(0.4)	(1.0)
Gain on debt repurchase, net	—	—	—	(352.1)
Other income, net	(1.0)	(0.3)	(2.3)	(0.3)

Non-operating expense (income), net	36.3	35.1	107.9	(238.3)

Loss before taxes	(117.7)	(756.2)	(235.1)	(489.3)

Provision for (benefit from) income taxes	0.9	(72.3)	3.5	(30.7)

Net loss	(118.6)	(683.9)	(238.6)	(458.6)

Net income attributable to non-controlling interest	0.1	0.3	0.4	0.3

Net loss attributable to parent company	$(118.7)	$(684.2)	$(239.0)	$(458.9)

Three Months Ended September 30, 2010 Compared to the Three Months Ended September 27, 2009

Sales

As detailed in the table below, sales decreased by $163.0 million for the three months ended September 30, 2010 as compared to the three months ended September 27, 2009. The decrease was driven primarily by fewer deliveries in the Business and General Aviation and to a lesser extent, the Trainer Aircraft segment which was partially offset by increased volume in the Customer Support segment.

	Three Months Ended
(In millions)	September 30, 2010	September 27, 2009
Sales:
Business and General Aviation	$347.2	$504.4
Trainer Aircraft	161.1	169.7
Customer Support	125.2	100.2
Eliminations	(38.8)	(16.6)

Total	$594.7	$757.7

Business and General Aviation. Sales for the three months ended September 30, 2010 decreased by $157.2 million as compared to the three months ended September 27, 2009 due to lower aircraft delivery volume, particularly in the Hawker 4000, Hawker 900XP and King Air models as reflected in the table below. Aircraft deliveries have been significantly impacted by the current depressed market conditions. Additionally, the difficult market conditions placed downward pricing pressures on most aircraft. King Air deliveries in the three months ended September 27, 2009 included 7 units of special mission aircraft, most notably the Project Liberty aircraft.

	Three Months Ended
	September 30, 2010	September 27, 2009
Business and General Aviation New
Aircraft Deliveries:
Hawker 4000	1	4
Hawker 900XP	5	11
Hawker 750	1	1
Hawker 400XP	1	4
Premier	2	5
King Air	26	30
Pistons	13	9

Total	49	64

Trainer Aircraft. Sales for the three months ended September 30, 2010 decreased by $8.6 million as compared to the three months ended September 27, 2009 primarily due to a one-time sale of subcontractor spare parts inventory to the U.S. government during the third quarter of 2009 that was not repeated in 2010. During the three months ended September 30, 2010, the Trainer Aircraft segment delivered 20 T-6 aircraft compared to 27 in the comparable period of 2009. The three months ended September 27, 2009 included 13 units that were built in 2008, but were not delivered until 2009 due to a delivery suspension related to quality issues with a supplier’s component.

Customer Support. Sales for the three months ended September 30, 2010 increased by $25.0 million as compared to the three months ended September 27, 2009. The increase was driven by the improved effectiveness of our strategic pricing and market capture initiatives across our parts and maintenance service business during the third quarter of 2010 as compared to the third quarter of 2009. Customer Support segment sales are principally comprised of the sale of spare parts and maintenance services to existing aircraft operators.

Operating (Loss) Income

As depicted in the table below, operating loss was $81.4 million for the three months ended September 30, 2010 as compared to an operating loss of $721.1 million for the three months ended September 27, 2009, an improvement of $639.7 million. The improved operating loss was primarily due to charges of $581.5 million related to asset impairments that had been recorded during the three months ended September 27, 2009. A majority of the charges that occurred during the third quarter of 2009 were recorded in the Business and General Aviation segment.

	Three Months Ended
(In millions)	September 30, 2010	September 27, 2009
Operating (Loss) Income:
Business and General Aviation	$(123.0)	$(719.3)
Trainer Aircraft	20.2	14.3
Customer Support	21.5	(16.1)
Eliminations	(0.1)	—

Total	$(81.4)	$(721.1)

Business and General Aviation. The operating loss was $123.0 million for the three months ended September 30, 2010 as compared to an operating loss of $719.3 million for the three months ended September 27, 2009, an improvement of $596.3 million, and was impacted by the challenging market conditions. Both the decline in deliveries and pricing pressures discussed above impacted the results this quarter. During the three months ended September 27, 2009, the Company recorded a charge of $340.1 million to reduce the carrying value of the Business and General Aviation segment goodwill to zero, a charge of $181.2 million to reflect impairments of other intangible assets and a charge of $60.2 million resulting from tangible asset and inventory impairments. These impairment charges that occurred during the third quarter of 2009 did not recur during the third quarter of 2010. The absence of such impairment charges was the primary contributor to the improved results for the three months ended September 30, 2010.

In the third quarter of 2010, the Company recorded a charge of $36.3 million in connection with a Hawker 4000 upgrade and enhancement program which included $8.5 million of loss making reserves. In addition, loss making reserves of $30.8 million were recorded in the three month period ended September 30, 2010. Also in the current period, the Company recorded a charge of

$7.8 million, primarily related to excess inventory, on the Hawker 400 line. In response to the challenging market, the Company has decided to temporarily suspend production of the Hawker 400 in 2011 to realign supply with demand. Our current expectation is that we will resume production of the Hawker 400 in early 2013. During the three months ended September 27, 2009, charges totaling $113.4 million related to reserves for loss-making aircraft, mostly related to the Hawker 4000, and vendor claims were also recorded. Operating (loss) income is impacted significantly by the mix of aircraft delivered during any particular quarter. Of particular significance were the Project Liberty aircraft deliveries in the third quarter of 2009 that were not repeated in the third quarter of 2010.

Trainer Aircraft. Operating income increased by $5.9 million for the three months ended September 30, 2010 as compared to the three months ended September 27, 2009 due to improved estimated contract profitability during the quarter as a result of lower than expected contract service costs which was partially offset by a decrease in volume. The use of the cost-to-cost method of revenue recognition causes gross margin to be recognized based on management’s estimate of total contract revenue and total contract cost at completion. As estimates are updated, any impact on revenue and gross margin as a result of the change in estimate is reflected in current earnings on a cumulative catch-up basis. Favorable cumulative catch-up adjustments of $1.7 million were recorded during the three months ended September 30, 2010 as compared to $2.3 million during the three months ended September 27, 2009.

Customer Support. Operating income increased by $37.6 million for the three months ended September 30, 2010 as compared to the three months ended September 27, 2009. The improvement in operating income was primarily due to a $31.5 million impaired inventory charge that was recorded during the third quarter of 2009 and did not recur during the third quarter of 2010. The remaining increase was driven by the improved effectiveness of our strategic pricing and market capture initiatives across our parts and maintenance service business during the three months ended September 30, 2010 as compared to the same period of last year.

Restructuring.

The Company recorded pre-tax charges of $1.8 million and $8.5 million related to workforce reductions during the three months ended September 30, 2010 and September 27, 2009, respectively. The Company continued restructuring actions during the third quarter of fiscal year 2010 in response to lower aircraft production rates due to depressed demand in the general aviation industry and as part of the Company’s on-going cost reduction initiatives.

Selling, General and Administrative Expense.

Selling, general and administrative expense totaled $64.1 million, or 10.8% of sales, for the three months ended September 30, 2010 as compared to $48.4 million, or 6.4% of sales, for the three months ended September 27, 2009. The increase was primarily due to higher selling expenses of $8.9 million associated with the Company’s increased focus on international sales and higher costs associated with consulting and other services related to factory operations cost reduction activities of $2.9 million.

Research and Development Expense.

Research and development expense increased by $1.7 million for the three months ended September 30, 2010 as compared to the three months ended September 27, 2009. The increase was primarily driven by our continued investment in development activities in the Business and General Aviation segment as the Company attempts to time new product introduction with anticipated market demand.

Non-operating Income/Expense, net.

Net non-operating expense was $36.3 million for the three months ended September 30, 2010 as compared to net non-operating expense of $35.1 million for the three months ended September 27, 2009, an increase of $1.2 million, and was comprised almost exclusively of the interest expense on our existing debt. Although our overall debt balance had been reduced by $144.3 million from September 27, 2009 to September 30, 2010, our interest expense increased. Over that period of time, the revolver was repaid and an additional term loan was issued which had a higher rate of interest than the revolver.

Provision for Income Taxes.

The effective tax rate for the three months ended September 30, 2010 was negative 0.8% and reflected the impact of the full valuation allowance on our U.S. deferred income tax assets. The effective tax rate for the three months ended September 27, 2009 was 9.6% and included a $36.5 million benefit resulting from the reversal of deferred income taxes associated with the $448.3 million impairment to goodwill and indefinite-lived intangibles during the three months ended September 27, 2009.

Nine Months Ended September 30, 2010 Compared to the Nine Months Ended September 27, 2009

Sales

As detailed in the sales by segment table below, sales decreased by $309.4 million for the nine months ended September 30, 2010 as compared to the nine months ended September 27, 2009. The decrease was driven by lower aircraft deliveries in the Business and General Aviation segment, partially offset by increased volume in the Trainer Aircraft and Customer Support segments.

	Nine Months Ended
(In millions)	September 30, 2010	September 27, 2009
Sales:
Business and General Aviation	$1,052.8	$1,491.2
Trainer Aircraft	488.3	367.6
Customer Support	358.4	313.8
Eliminations	(97.3)	(61.0)

Total	$1,802.2	$2,111.6

Business and General Aviation. Sales for the nine months ended September 30, 2010 decreased by $438.4 million as compared to the nine months ended September 27, 2009 driven by lower aircraft delivery volumes reflected in the table below. In addition, the nine months ended September 27, 2009 included sales of 23 units of special mission aircraft, most notably those related to Project Liberty.

	Nine Months Ended
	September 30, 2010	September 27, 2009
Business and General Aviation New
Aircraft Deliveries:
Hawker 4000	9	8
Hawker 900XP	16	27
Hawker 800XP/850XP	1	1
Hawker 750	2	8
Hawker 400XP	4	8
Premier	5	12
King Air	65	100
Pistons	35	35

Total	137	199

Trainer Aircraft. Sales for the nine months ended September 30, 2010 increased by $120.7 million as compared to the nine months ended September 27, 2009 due to higher volume on both the Joint Primary Aircraft Training System (“JPATS”) contract as well as international trainer contracts awarded in late 2009. A significant portion of the higher volume relates to the Ground Based Training Systems and Contractor Logistics Support elements of the JPATS and international contracts. During the nine months ended September 30, 2010, the Trainer Aircraft segment delivered 58 T-6 aircraft compared to 65 in the comparable period of 2009. The nine months ended September 27, 2009 included 33 units that were built in 2008 but were not delivered until 2009 due to a delivery suspension related to quality issues with a supplier’s component. Revenue is recognized on essentially all contracts in the Trainer Aircraft segment using the cost-to-cost method to measure progress towards completion. Accordingly, the majority of Trainer Aircraft segment sales, including estimated earned gross margin, are recognized as costs are incurred.

Customer Support. Sales for the nine months ended September 30, 2010 increased by $44.6 million as compared to the nine months ended September 27, 2009. The increase was primarily driven by the improved effectiveness of our strategic pricing and market capture initiatives across our parts and maintenance service business as well as the sale of aircraft engines to certain major customers. Customer Support segment sales are principally comprised of the sale of spare parts and maintenance services to existing aircraft operators.

Operating (Loss) Income

The Operating (Loss) Income by Segment table below details the improved operating performance of $600.4 million for the nine months ended September 30, 2010 as compared to the nine months ended September 27, 2009. Improved operating performance was primarily due to charges of $581.5 million related to asset impairments that had been recorded during the nine months ended

September 27, 2009 which did not recur in the nine months ended September 30, 2010. A majority of the charges in 2009 were recorded in the Business and General Aviation segment. The decrease in aircraft delivery volume in the Business and General Aviation segment during the nine months ended September 30, 2010 as compared to the nine months ended September 27, 2009, partially offset the improvement in operating income.

	Nine Months Ended
(In millions)	September 30, 2010	September 27, 2009
Operating (Loss) Income:
Business and General Aviation	$(259.9)	$(777.0)
Trainer Aircraft	72.3	24.3
Customer Support	60.6	25.0
Eliminations	(0.2)	0.1

Total	$(127.2)	$(727.6)

Business and General Aviation. The operating loss was $259.9 million for the nine months ended September 30, 2010 as compared to an operating loss of $777.0 million for the nine months ended September 27, 2009, an improvement of $517.1 million, and was impacted by the challenging market conditions. The decline in deliveries discussed above has impacted the results for the nine months ended September 30, 2010. In the third quarter of 2009, the Company recorded a charge of $340.1 million to reduce the carrying value of the Business and General Aviation segment goodwill to zero, a charge of $181.2 million to reflect impairments of other intangible assets and a charge of $60.2 million resulting from tangible asset and inventory impairments. The impairment charges that occurred in 2009 did not recur in 2010 and was the primary contributor to the improved operating results for the nine month period ended September 30, 2010.

During the nine months ended September 30, 2010, the Company recorded charges of $67.5 million related to reserves for loss-making aircraft, a majority of which was related to the Hawker 4000, and vendor claims. During the nine months ended September 27, 2009, charges totaling $131.2 million related to reserves for loss making aircraft, mostly related to the Hawker 4000, and vendor claims were recorded. Operating income is impacted significantly by the mix of aircraft delivered during any particular quarter. Of particular significance were the Project Liberty aircraft deliveries in 2009 that were not repeated in 2010.

Trainer Aircraft. Operating income increased by $48.0 million for the nine months ended September 30, 2010 as compared to the nine months ended September 27, 2009 due primarily to the increased delivery volumes discussed previously as well as improved estimated contract profitability during the current year due to lower than expected contract service costs. The use of the cost-to-cost method of revenue recognition causes gross margin to be recognized based on management’s estimate of total contract revenue and total contract cost at completion. As estimates are updated, any impact on revenue and gross margin as a result of the change in estimate is reflected in current earnings on a cumulative catch-up basis. Favorable cumulative catch-up adjustments of $17.4 million were recorded during the nine months ended September 30, 2010 as compared to $4.3 million during the nine months ended September 27, 2009. In addition, the nine months ended September 27, 2009 included amortization expense of $3.1 million related to intangible assets arising at Acquisition. The underlying assets became fully amortized at March 29, 2009; therefore, there was not a similar expense during the nine months ended September 30, 2010.

Customer Support. Operating income increased by $35.6 million for the nine months ended September 30, 2010 as compared to the nine months ended September 27, 2009 due primarily to an inventory charge of $31.5 million that was recorded in 2009 that did not recur during the comparable period of 2010. The remaining increase was primarily driven by the improved effectiveness of our strategic pricing and market capture initiatives across our parts and maintenance service business as the increased aircraft engine sales described above had little impact on operating income.

Restructuring.

We recorded pre-tax charges of $7.4 million and $29.1 million related to workforce reductions during the nine months ended September 30, 2010 and September 27, 2009, respectively. We continued restructuring actions during the first nine months of fiscal 2010 in response to lower aircraft production rates due to depressed demand in the general aviation industry and as part of the Company’s on-going cost reduction initiatives.

Selling, General and Administrative Expense.

Selling, general and administrative expense totaled $185.5 million, or 10.3% of sales, for the nine months ended September 30, 2010 as compared to $155.8 million, or 7.4% of sales, for the nine months ended September 27, 2009. The increase was primarily due to higher selling expenses of $17.5 million associated with the Company’s increased focus on international sales and higher costs associated with consulting and other services related to factory operations cost reduction activities of $13.5 million.

Research and Development Expense.

Research and development expense decreased by $7.9 million for the nine months ended September 30, 2010 as compared to the nine months ended September 27, 2009. Although we continue to invest in development activities in the Business and General Aviation segment, our expenditures in that segment were lower in the current nine month period as compared to the same period of last year, as we attempt to time new product introduction with anticipated market demand.

Non-operating Income/Expense, net.

For the nine months ended September 30, 2010, net non-operating expense was $107.9 million, primarily related to interest expense, versus net non-operating income of $238.3 million for the nine months ended September 27, 2009, an increase of $346.2 million in expense. The primary driver of the increase in non-operating expense during the nine months ended September 30, 2010 compared to the nine months ended September 27, 2009 was the non-recurring gain of the $352.1 million that the Company had in connection with the purchase of its own debt securities in 2009.

Provision for Income Taxes.

The effective tax rate for the nine months ended September 30, 2010 was negative 1.5% and reflected the impact of the full valuation allowance on our U.S. deferred income tax assets. The effective tax rate for the nine months ended September 27, 2009 was 6.3% and included a $36.5 million benefit resulting from the reversal of deferred income taxes associated with the $448.3 million impairment to goodwill and indefinite-lived intangibles during the nine months ended September 27, 2009.

Liquidity and Capital Resources

Cash Flow Analysis

The following table illustrates sources and uses of funds:

	Nine Months Ended
(In millions)	September 30, 2010	September 27, 2009
Net cash provided by (used in) operating activities	$52.7	$(83.2)
Net cash used in investing activities	(22.6)	(43.9)
Net cash used in financing activities	(346.3)	49.7

Net decrease in cash and cash equivalents	$(316.2)	$(77.4)

Nine Months Ended September 30, 2010. Despite lower sales in 2010, our operating activities provided net cash of $52.7 million during the nine months ended September 30, 2010. The net cash provided primarily resulted from improved cash management due to our efforts to increase customer deposits, enhance control over material receipts and better manage our inventory.

Net cash used in investing activities of $22.6 million related primarily to capital expenditures for tooling in our Business and General Aviation segment and for the AT-6 program and associated tooling in our Trainer Aircraft segment.

Net cash used in financing activities of $346.3 million represents the repayment of the previously outstanding $235.0 million on the revolving credit facility as well as payments on notes payable used to finance certain aircraft engine purchases.

Nine Months Ended September 27, 2009. Net cash used in operating activities was $83.2 million. The net cash consumed was primarily due to significantly decreased accounts payable balances as amounts due to vendors associated with higher activity in late 2008 were paid in early 2009. In addition, customer deposits were reduced as a result of a decline in new orders. Partially offsetting these uses of cash were reduced inventory associated with aircraft deliveries and reduced material receipts associated with lower production levels.

Net cash used in investing activities of $43.9 million related primarily to capital expenditures for tooling in our Business and General Aviation segment and facilities improvements in our Customer Support segment.

Net cash from financing activities of $49.7 million represented the proceeds from the drawing of our $365.0 million revolving credit facility offset by the cash used to purchase our debt securities in the first half of 2009 as well as payments on notes payable used to finance engine purchases.

Capital Resources

The following table summarizes our capital resources as of the dates indicated:

(In millions)	September 30, 2010	December 31, 2009
Cash and cash equivalents	$252.6	$568.8
Total debt	2,143.2	2,364.2
Net debt (total debt less cash and cash equivalents)	1,890.6	1,795.4
Total (deficit) equity	(97.3)	122.2
Total capitalization (debt plus equity)	2,045.9	2,486.4
Net capitalization (debt plus equity less cash and cash equivalents)	1,793.3	1,917.6
Debt to total capitalization	105%	95%
Net debt to net capitalization	105%	94%

We have substantial indebtedness. As of September 30, 2010, our total indebtedness was $2,143.2 million, including $69.9 million of short-term obligations payable to a third party under a financing arrangement. We also had up to $75.0 million available for letter of credit issuances under a synthetic letter of credit facility as of September 30, 2010. In addition, our Senior PIK-Election Notes permit us to pay interest by increasing the principal amount thereunder (“PIK-interest”) rather than paying cash interest through April 1, 2011. If we were to elect to pay PIK-interest in any period, we would incur indebtedness in an amount equal to the PIK-interest for such period. We previously elected to pay the April 1, 2010 semi-annual payment on our Senior PIK-Election Notes by increasing the principal value of the notes rather than by paying in cash. On April 1, 2010, we notified our noteholders of our election to pay the October 1, 2010 semi-annual interest payment on our Senior PIK-Election Notes in cash. We have since elected to make the April 1, 2011 semi-annual interest payment in cash.

Our principal sources of liquidity consist of cash generated by operations and borrowings available under our revolving credit facility. As of September 30, 2010, we had $252.6 million of cash and cash equivalents and we had $235.2 million available under our revolving credit facility, net of $4.8 million of outstanding letters of credit. We continue to evaluate our short- and long-term balance sheet management plans. We have taken, and continue to take, various actions to preserve our liquidity and cash position, including reduced production levels to better meet expected demand; work force reductions consistent with the lower production levels; and other cost reduction efforts including facility consolidation, sharply reduced discretionary spending and deferrals of certain product development activity. We believe the actions discussed above will result in our having sufficient liquidity to meet our cash requirements for the next twelve months; however, additional economic deterioration may further depress the business and general aviation market and we could be required to take additional measures to meet our liquidity needs.

Notes. Hawker Beechcraft, Inc. was formed in late 2006 by GS Capital Partners VI, L.P., an affiliate of The Goldman Sachs Group, Inc., and Onex Partners II LP, an affiliate of Onex Corporation, for the purpose of purchasing the Raytheon Aircraft business from Raytheon Company (the “Acquisition”). In connection with the Acquisition, we issued $1,100.0 million of notes, including $400.0 million of 8.5% Senior Fixed Rate Notes due April 1, 2015, $400.0 million of 8.875%/9.625% Senior PIK-Election Notes due April 1, 2015 and $300.0 million of 9.75% Senior Subordinated Notes due April 1, 2017. In February 2008, we exchanged these notes for new notes with identical terms, except that the new notes have been registered under the Securities Act of 1933 (the “Securities Act”) and do not bear restrictions on transferability mandated by the Securities Act or certain penalties for failure to file a registration statement relating to the exchange.

On June 2, 2009, we completed a cash tender offer to purchase a portion of our outstanding Senior Fixed Rate Notes, Senior PIK-Election Notes and Senior Subordinated Notes. The tender offer, along with open market purchases executed in the first quarter of 2009, resulted in an aggregate purchase of $496.6 million of our debt securities, realizing a net gain of $352.1 million.

An entity affiliated with Goldman, Sachs & Co. and Onex Partners II LP completed open-market purchases of $152.8 million of our outstanding notes in February 2010. As of September 30, 2010, the debt acquired by that entity has not been retired and we will continue to pay interest in accordance with terms of the debt. As of September 30, 2010, the affiliates’ outstanding balance of these notes was $159.4 million. The amount of accrued interest associated with these notes as of September 30, 2010 was $7.1 million and no interest payments were made during the three months ended September 30, 2010.

Senior Secured Credit Facilities. Also in connection with the Acquisition, we entered into senior secured credit facilities totaling $1,810.0 million, consisting of a $1,300.0 million term loan drawn at the close of the Acquisition, an undrawn $400.0 million revolving credit facility and a $110.0 million synthetic letter of credit facility. In March 2008, we reduced the synthetic letter of credit facility to $75.0 million based on our expected needs in the future. In December 2008, we amended the credit agreement to allow us to prepay, up to a maximum of $300.0 million, the secured term loan at a discount price to par to be determined pursuant to certain auction procedures.

On September 15, 2008, Lehman Brothers Holdings, Inc. (“Lehman”) filed for bankruptcy. One of Lehman’s subsidiaries, Lehman Brothers Commercial Bank, had a $35.0 million commitment in the Company’s $400.0 million revolving credit facility. Lehman Brothers Commercial Bank has not fulfilled its funding obligations under the Company’s revolving credit facility.

On November 6, 2009, we further amended our credit agreement (the “Second Amendment”). The Second Amendment provides that compliance with the maximum consolidated secured debt ratio test under the Credit Agreement is waived. The continuing effectiveness of this waiver is subject to the condition that we shall not have made a restricted payment pursuant to certain available restricted payment baskets under the Credit Agreement. If this condition fails to be satisfied, then the waiver of the consolidated secured debt ratio covenant will be revoked and we will be required to comply (and, with respect to the two most recently completed fiscal quarters as of the earliest date that such condition shall fail be satisfied, to have complied) with the maximum consolidated secured debt ratio test in the Credit Agreement.

The Second Amendment added a new minimum liquidity covenant which requires our unrestricted cash plus available commitments under our revolving credit facility, determined in each case as of the last day of such fiscal quarter, must be not less than $162.5 million.

In addition, the Second Amendment added a new Adjusted EBITDA covenant requiring that, to the extent the consolidated secured debt ratio covenant is waived as described above, for any fiscal quarter beginning with the second quarter of 2011 for which any revolving facility commitment is outstanding on the last day of such fiscal quarter, we maintain a minimum Adjusted EBITDA as specified in the Second Amendment.

The initial effectiveness of the Second Amendment was conditioned upon, among other items, the permanent reduction of commitments under the revolving credit facility by $137.0 million (including amounts committed by Lehman Brothers). Following the reduction in commitments, the total availability under the revolving credit facility is $240.0 million after considering the expected reduction due to the Lehman bankruptcy discussed above.

On November 25, 2009, we entered into an Incremental Facility Supplement Agreement. Pursuant to the terms of the agreement, we were provided $200.0 million of new term loans (the “Series A New Term Loans”) under the incremental facilities provisions of the Credit Agreement. We paid a fee to the lenders on closing, in the form of an Original Issue Discount, equal to 6.0% of the agreement principal amount of the Series A New Term Loans.

Debt Covenants. The indentures governing the notes and the credit agreement governing our senior secured credit facilities contain a number of covenants imposing significant restrictions on our business. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. The restrictions these covenants place on us include limitations on our ability to:

•	incur indebtedness or issue disqualified stock or preferred stock;

•	pay dividends on, redeem or repurchase our capital stock;

•	make investments or acquisitions;

•	create liens;

•	sell assets;

•	engage in sale and leaseback transactions;

•	guarantee indebtedness;

•	engage in transactions with affiliates; and

•	consolidate, merge or transfer all or substantially all of our assets.

As of September 30, 2010, we continued to be in full compliance with all covenants contained in our debt agreements.

Seasonality

In recent years, a significant portion of our Business and General Aviation aircraft deliveries have occurred during the second half of the year. Given the long lead time involved in the production of aircraft, it is necessary to build aircraft throughout the year in support of the higher second half delivery volume. As a result, our working capital levels typically rise during the first three quarters of the year and are reduced significantly during the fourth quarter. Any disruptions to our business or delivery schedule during the second half of the year could have a disproportionate effect on our full-year financial operating results.

Backlog

Orders for aircraft are included in backlog upon receipt of an executed contract. Our backlog was $1.9 billion at September 30, 2010 of which 34.6% represented orders expected to be delivered beyond the next twelve months. Our backlog includes significant orders with the U.S. government.

Off-Balance Sheet Arrangements

We use customary off-balance sheet arrangements, such as operating leases and letters of credit, in the normal course of business. We may, from time to time, instruct banks to issue letters of credit on our behalf to support cash deposits and to guarantee the performance of our contractual obligations. None of the arrangements has or is likely to have a material effect on our financial condition, results of operations or liquidity. See Note 14 to the unaudited condensed consolidated financial statements for additional information.

Summary of Critical Accounting Policies

For a discussion of our critical accounting policies, refer to “Summary of Critical Accounting Policies” in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the year ended December 31, 2009.

Recent Accounting Pronouncements

See Note 3 to the unaudited condensed consolidated financial statements for a discussion of Recent Accounting Pronouncements.

Item 3.	Quantitative and Qualitative Disclosures About Market Risk

There has been no material change in our exposure to market risk during the nine months ended September 30, 2010. For a discussion of our exposure to market risk, refer to Item 7A, “Quantitative and Qualitative Disclosures About Market Risk” contained in our Annual Report on Form 10-K for the year ended December 31, 2009.

Item 4.	Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, has evaluated our disclosure controls and procedures as of September 30, 2010. Based on this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were effective to provide reasonable assurance that the information required to be disclosed by us in the reports filed under the Securities Exchange Act of 1934 is (i) recorded, processed, summarized and reported within the time period specified in the SEC’s rules and forms, and (ii) accumulated and communicated to management, including the Chief Executive Officer and the Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

Changes in Internal Control over Financial Reporting

There were no changes in our internal controls over financial reporting that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting during the last fiscal quarter.

PART II — OTHER INFORMATION

Item 1.	Legal Proceedings

We are from time to time subject to, and are presently involved in, litigation or other legal proceedings arising in the ordinary course of business. We are a defendant in a number of product liability lawsuits with respect to accidents involving our aircraft that allege personal injury and property damage and seek substantial recoveries, including, in some cases, punitive and exemplary damages. We maintain partial insurance coverage against such claims at a level determined by management to be prudent (see Note 13 to the unaudited condensed consolidated financial statements). In addition, Raytheon retained all product liability claims arising from incidents occurring after April 1, 2001 until March 25, 2007. We cannot predict the outcome of these matters or whether Raytheon will uphold its indemnity obligations (see Item 1A, “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2009). We are at risk of losses and adverse publicity stemming from any accident involving aircraft for which we hold design authority. The outcome of litigation in which we have been named as a defendant is unpredictable and an adverse decision in any such matter could have a material adverse effect on our financial condition, results of operations or liquidity.

In July 2007, the FAA informed us that it had initiated an investigation concerning compliance by one of our suppliers with part specifications involving our T-6A trainers and certain special mission King Air aircraft sold to the U.S. government. HBAC cooperated with the FAA investigation and conducted its own supplier quality audits. HBAC believes the alleged non-compliance condition does not impact safety of flight. On June 17, 2008, the U.S. Attorney’s Office for the District of Kansas notified us that the FAA had referred a civil penalty matter arising out of its investigation to the U.S. Attorney’s Office for enforcement and that the FAA had recommended imposing civil penalties against HBAC. On July 22, 2010, the U.S. Attorney’s Office notified us that it intends to seek civil enforcement penalties of at least $2.6 million, as well as injunctive relief, against HBAC with respect to HBAC’s quality oversight of the supplier. We do not believe any resulting civil penalty would be material to our financial condition, results of operations or liquidity.

In April 2009, HBAC received a complaint naming it as a defendant in a qui tam lawsuit in the U.S. District Court for the District of Kansas. The complaint alleged violations of the civil False Claims Act (“FCA”) arising from alleged supplier non-conformance with specifications and HBAC’s alleged inadequate quality control over the supplier’s manufacturing process on certain T-6 and King Air aircraft delivered to the government. The lawsuit, United States ex rel. Minge, et al. v. Turbine Engine Components Technologies Corporation, et al., No. 07-1212-MLB (D. Kan.), alleged FCA causes of action against HBAC (and its predecessor, Raytheon Aircraft Company) and FCA causes of action, retaliation causes of action, and a tort cause of action against TECT Aerospace Wellington, Inc. (“TECT”), an HBAC supplier, and various affiliates of TECT. On February 3, 2010, the District of Kansas court granted HBAC’s motion for summary judgment in the qui tam case. The Court permitted the FCA retaliation cause of action to proceed against TECT. On June 1, 2010, the plaintiffs filed a motion to reconsider the order granting summary judgment and a motion to amend the complaint. On August 2, 2010, the Court denied plaintiffs’ motion to reconsider the order but granted plaintiffs’ leave to file an amended complaint. On September 29, 2010, HBAC filed an Answer and Affirmative Defenses. Discovery is pending.

On April 7, 2009, Airbus UK Ltd. (“Airbus”) filed a Request for Arbitration (“RFA”) with the International Chamber of Commerce (“ICC”) in Paris initiating proceedings against HBAC. Airbus alleges that HBAC breached its obligations under the Airframe Purchase and Support Agreement dated August 19, 1998 between Airbus and HBAC. More particularly, Airbus claims that it and HBAC reached agreement in April of 2008 for HBAC to purchase increased volumes of fuselages, wings, track kits and spare parts (collectively the “shipsets”) in the 2008 to 2010 time frame. Airbus further alleges that (i) beginning in late 2008, HBAC unilaterally reduced the number of shipsets that it would purchase in breach of its contractual obligations and (ii) that Airbus made substantial investments to expand its production capacity at the urging of HBAC and in reliance on alleged expanded commitments from HBAC. On December 23, 2009, Airbus filed its Statement of Claim, which seeks an award of damages potentially in excess of £40 million. HBAC filed its Statement of Defense and Counterclaim on April 5, 2010 denying liability and asserting a counterclaim against Airbus in the amount of £6,433,015. The arbitration merits hearing was held July 27-30, 2010. Post-hearing submissions were completed in October 2010; we are awaiting the decision of the tribunal.

Similar to other companies in our industry, we receive requests for information from government agencies in connection with their regulatory or investigational authority in the ordinary course of business. Such requests can include subpoenas or demand letters for documents to assist the government in audits or investigations. We review such requests and notices and take appropriate action.

Item 1A.	Risk Factors

In addition to the other information set forth in this report, you should carefully consider the risk factors discussed in Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, which could materially affect our business, financial position or results of operations. There have been no material changes to the risk factors previously disclosed in the Company’s 2009 Annual Report on Form 10-K.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds

Not applicable.

Item 3.	Defaults Upon Senior Securities

Not applicable.

Item 4.	(Removed and Reserved)

Item 5.	Other Information

Not applicable.

Item 6.	Exhibits

Exhibit Number	Description

4.1	Trustee Note dated as of September 30, 2010 regarding PIK interest election for interest period beginning

October 1, 2010 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K,

Filed with the Securities and Exchange Commission on September 30, 2010.

10.1*	Fourth Amendment to the Hawker Beechcraft Savings and Investment Plan dated September 27, 2010.

10.2*	October 2010 Form of Hawker Beechcraft, Inc. Nonqualified Stock Option Agreement (Time-Vesting).

10.3*	October 2010 Form of Hawker Beechcraft, Inc. Nonqualified Stock Option Agreement (Performance-

Vesting Type A).

10.4*	October 2010 Form of Hawker Beechcraft, Inc. Nonqualified Stock Option Agreement (Performance-

Vesting Type B).

10.5*	October 29, 2010 Amendment of Certain Hawker Beechcraft, Inc. Nonqualified Time-Vesting,

Nonqualified Performance Vesting Type A, and Nonqualified Performance-Vesting Type B Stock Option

Agreements for the 2007, 2009 and April 2010 Forms of Agreements.

31.1.1*	Certifications of the Principal Executive Officer of Hawker Beechcraft Acquisition Company, LLC.

31.1.2*	Certifications of the Principal Executive Officer of Hawker Beechcraft Notes Company.

31.1.3*	Certifications of the Principal Financial Officer of Hawker Beechcraft Acquisition Company, LLC.

31.1.4*	Certifications of the Principal Financial Officer of Hawker Beechcraft Notes Company.

32.1.1*	Certification of the Principal Executive Officer of Hawker Beechcraft Acquisition Company, LLC.

32.1.2*	Certification of the Principal Executive Officer of Hawker Beechcraft Notes Company.

32.1.3*	Certification of the Principal Financial Officer of Hawker Beechcraft Acquisition Company, LLC.

32.1.4*	Certification of the Principal Financial Officer of Hawker Beechcraft Notes Company.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

By:	Hawker Beechcraft, Inc., its Sole Member

By:	/s/ SIDNEY E. ANDERSON
Sidney E. Anderson, Vice President and
Chief Financial Officer
(Principal Financial Officer)

By:	/s/ GINA E. VASCSINEC
Gina E. Vascsinec, Vice President and Controller (Principal Accounting Officer)

Date: November 9, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HAWKER BEECHCRAFT NOTES COMPANY

By:	/s/ SIDNEY E. ANDERSON
Sidney E. Anderson, Vice President and
Chief Financial Officer
(Principal Financial Officer)

By:	/s/ GINA E. VASCSINEC
Gina E. Vascsinec, Vice President and Controller
(Principal Accounting Officer)

Date: November 9, 2010

Exhibit 10.1

FOURTH AMENDMENT TO THE

HAWKER BEECHCRAFT SAVINGS AND INVESTMENT PLAN

This Fourth Amendment to the Hawker Beechcraft Savings and Investment Plan is made this 27th day of September, 2010.

WHEREAS, Hawker Beechcraft Corporation (the “Company”) maintains the Hawker Beechcraft Savings and Investment Plan (the “Plan”); and

WHEREAS, the Company has reserved the right to amend the Plan.

NOW, THEREFORE in consideration of the foregoing premises, effective October 4, 2010, Section 4.03 of the Plan is amended and restated to read as follows:

Section 4.03. Employer Matching Contribution. Subject to the terms and conditions hereinafter provided, the Employer will make a matching contribution for each eligible Participant (as defined in Article II) as follows:

For each eligible participant who is covered under the provisions of a collective bargaining agreement the matching contribution will be equal to 100% of the first 4% of Compensation contributed by such Participant as an elective before-tax or after-tax contribution pursuant to Section 4.04.

For all other eligible participants the matching contribution will be equal to 50% of the first 4% of Compensation contributed by such Participant as an elective before-tax or after-tax contribution pursuant to Section 4.04.

Notwithstanding anything herein to the contrary, no Participant will accrue or be entitled to any matching contribution hereunder unless and until such contribution is contributed to the Trust.

The amount of the Employer Matching Contribution for each eligible Participant will be determined based on the amount or percentage contributed as a salary reduction contribution for each pay period and not on the total percentage contributed throughout the year.

The amount of the Employer’s matching contribution made for each Participant pursuant to this Section 4.03 will be allocated to the Participant’s Matching Account.

The Company reserves, by action of its governing body, the right to terminate, suspend, or modify contributions at any time and from time to time.

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IN WITNESS WHEREOF, the foregoing amendment is executed as of the day, month, and year first appearing above.

HAWKER BEECHCRAFT CORPORATION

By:	/s/ Sharad B. Jiwanlal
	Name:	Sharad B. Jiwanlal
	Title:	Vice President, Human Resources

ATTEST:

Cynthia L. Norman

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Exhibit 10.2

EXECUTION COPY

HAWKER BEECHCRAFT, INC.

NONQUALIFIED STOCK OPTION AGREEMENT

(Time-Vesting)

THIS AGREEMENT (the “Agreement”), is made effective as of [DATE] (the “Date of Grant”), between Hawker Beechcraft, Inc., a Delaware corporation (the “Company”), and                                          (the “Participant”).

R E C I T A L S:

WHEREAS, the Company has adopted the Hawker Beechcraft, Inc. 2007 Stock Option Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the meanings given thereto in the Plan;

WHEREAS, the Company is an indirect parent of HBC; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant an Option to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. General.

(a) Grant of the Option. The Company hereby grants to the Participant the right and option to purchase, pursuant to Section 6 of the Plan and the terms and conditions hereinafter set forth, all or any part of an aggregate of [                    ] Shares, subject to adjustment as set forth in the Plan. The Option Price shall be $[PRICE] per share, which the Company and the Participant agree is not less than the Fair Market Value of the Shares as of the date hereof. The Option is granted pursuant to and is governed in all respects by the Plan. This Option is not intended to constitute an incentive stock option under Section 422 of the Code.

(b) Term. The term of the Option shall be ten (10) years from and after the Date of Grant. Unless the Option is earlier terminated or canceled as provided elsewhere herein, the Option shall expire at the close of regular business hours at the Company’s headquarters on the last day of the term of the Option. Upon such expiration, this Agreement and all rights of the Optionee to exercise the Option shall automatically terminate.

2. Vesting; Termination of Employment.

(a) Subject to Section 2(b) hereof and the earlier termination or cancellation of the Option as set forth herein or in the Plan, the Option shall vest and become exercisable as follows, in each case so long as the Participant’s Employment has not theretofore terminated:

(i) Prior to the first (1st) anniversary of the Date of Grant, no portion of the Option shall vest or be exercisable;

(ii) On and after the first (1st) anniversary of the Date of Grant, the Option shall vest and be exercisable with respect to an aggregate of 20% of the Shares;

(iii) On and after the second (2nd) anniversary of the Date of Grant, the Option shall vest and be exercisable with respect to an aggregate of 40% of the Shares;

(iv) On and after the third (3rd) anniversary of the Date of Grant, the Option shall vest and be exercisable with respect to an aggregate of 60% of the Shares;

(v) On and after the fourth (4th) anniversary of the Date of Grant, the Option shall vest and be exercisable with respect to an aggregate of 80% of the Shares; and

(vi) On and after the fifth (5th) anniversary of the Date of Grant, the Option shall vest and be exercisable with respect to an aggregate of 100% of the Shares.

The portion of the Option which has become vested and exercisable as described herein is hereinafter referred to as the “Vested Portion.”

(b) If the Participant’s Employment is terminated for Cause, the Option shall, whether or not then vested, be automatically canceled without payment of consideration therefor.

(c) If the Participant’s Employment is terminated by the Company without Cause, or due to the Participant’s death or Disability, the Participant shall be vested in an additional 20% of the Shares originally subject to the Option. The Option shall, to the extent not previously vested or vesting as described in this Section 2(c), be automatically canceled without payment of consideration therefor, and the Vested Portion of the Option shall remain exercisable for the applicable period set forth in Section 3(a).

(d) Upon termination of the Participant’s Employment for any reason other than those set forth in Paragraph (b) or (c) of this Section 2, the Option shall, to the extent not previously vested, be automatically canceled without payment of consideration therefor, and the Vested Portion of the Option shall remain exercisable for the period set forth in Section 3(a).

(e) Upon the occurrence of a Transaction, the Option shall, to the extent not then vested, automatically become fully vested and exercisable.

(f) In the event of a Transaction the Committee may either (i) cancel the Option and make payment in connection with such cancellation equal to the excess, if any, of the Fair Market Value of the Shares subject to such Option over the aggregate Option Price of such

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Option or (ii) provide for the issuance of substitute options or other awards that will preserve, as nearly as practicable, the economic terms of the Option, in each case as determined by the Committee in good faith and, in each case, in compliance, to the extent applicable, with Section 409A of the Code as determined by the Board.

3. Exercise of Option.

(a) Post-Termination Period of Exercise.

(i) In the case of termination of the Participant’s Employment due to the Participant’s death or Disability, subject to any provisions of the Plan and this Agreement to the contrary, the Participant (or his heir or legatee, if applicable) may exercise all or any part of the Vested Portion of the Option at any time prior to earliest to occur of (x) the tenth (10th) anniversary of the Date of Grant and (y) the first (1st) anniversary of the date of termination of Employment.

(ii) In the case of termination of the Participant’s Employment for any reason other than the Participant’s death or Disability, the Participant may exercise all or any part of the Vested Portion of the Option at any time prior to the earliest to occur of (x) the tenth (10th) anniversary of the Date of Grant and (y) 5:00 pm (Eastern time) on the ninetieth (90th) day following the date of the Participant’s termination of Employment.

(b) Method of Exercise.

(i) Subject to Section 3(a), the Vested Portion of the Option may be exercised by delivering to the Company at its principal office written notice of intent to so exercise; provided that the Option may be exercised with respect to whole Shares only. Such notice shall specify the number of Shares for which the Option is being exercised (the “Purchased Shares”) and shall be accompanied by payment in full of the Option Price in cash or by check or wire transfer; provided, however, that payment of such aggregate exercise price may instead be made, in whole or in part, by (i) the delivery to the Company of a certificate or certificates representing Shares, duly endorsed or accompanied by a duly executed stock power, which delivery effectively transfers to the Company good and valid title to such Shares, free and clear of any pledge, commitment, lien, claim or other encumbrance (such shares to be valued on the basis of the aggregate Fair Market Value thereof on the date of such exercise), or (ii) by a reduction in the number of Purchased Shares to be issued upon such exercise having a Fair Market Value on the date of exercise equal to the aggregate Option Price in respect of the Purchased Shares, provided that the Company is not then prohibited from purchasing or acquiring such Shares. The Participant shall not have any rights to dividends or other rights of a stockholder with respect to Shares subject to the Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares, satisfied any applicable withholding requirements and, if applicable, satisfied any other conditions imposed by the Committee or pursuant to the Plan or this Agreement.

(ii) Notwithstanding any other provision of the Plan or this Agreement to the contrary, the Option may not be exercised prior to the completion of any registration or qualification of the Option or the Shares under applicable state and federal securities or other

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laws, or under any ruling or regulation of any governmental body or national securities exchange (collectively, the “Legal Requirements”) that the Committee shall in its sole discretion determine to be necessary or advisable, unless an exemption to such registration or qualification is available and satisfied. The Committee may establish additional procedures as it deems necessary or desirable in connection with the exercise of the Option or the issuance of any Shares upon such exercise to comply with any Legal Requirements. Such procedures may include but are not limited to the establishment of limited periods during which the Option may be exercised or that following receipt of the notice of exercise, and prior to the completion of the exercise, the Participant will be required to affirm the exercise of the Option following receipt of any disclosure deemed necessary or desirable by the Committee.

(iii) Upon the Committee’s determination that the Option has been validly exercised as to any of the Shares, and that the Participant has paid in full for such Shares and satisfied any applicable withholding requirements, the Company shall issue certificates in the Participant’s name for such Shares.

(iv) In the event of the Participant’s death, the Vested Portion of the Option shall remain exercisable by the Participant’s executor or administrator, or the person or persons to whom the Participant’s rights under this Agreement shall pass by will or by the laws of descent and distribution as the case may be, to the extent set forth in Section 3(a)(ii) (and the term “Participant” shall be deemed to include such heir or legatee). Any such heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof.

(v) In consideration of the grant of this Option, the Participant agrees that, as a condition to the exercise of any option to purchase Shares (whether this Option or any other option), the Participant shall, with respect to such Shares, have become a party to the Shareholders Agreement.

4. Participant Covenants. In consideration of and as a condition to the grant of the Option, the Participant agrees to the following covenants.

(a) Unauthorized Disclosure. The Participant agrees and understands that in the Participant’s position with the Company Group, the Participant has been and will be exposed to and has and will receive information relating to the confidential affairs of the Company and its Affiliates, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company and its Affiliates and other forms of information considered by the Company and its Affiliates to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”). The Participant agrees that at all times during the Participant’s Employment with the Company and thereafter, the Participant shall not disclose such Confidential Information, either directly or indirectly, to any Person without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with his Employment with the Company Group, unless required by law to disclose such information, in which case the

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Participant shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Participant’s Employment with the Company Group, the Participant shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Participant during or prior to the Participant’s Employment with the Company Group, and any copies thereof in his (or capable of being reduced to his) possession.

(b) Non-Competition. By and in consideration of the Company’s entering into this Agreement and granting the Option hereunder, and in further consideration of the Participant’s exposure to the Confidential Information of the Company and its Affiliates, the Participant agrees that the Participant shall not, during the Participant’s Employment with the Company Group and for a period of ninety (90) days thereafter, directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, that in no event shall ownership of one percent (1%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 4(b), so long as the Participant does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof. For purposes of this paragraph, “Restricted Enterprise” shall mean any Person that is actively engaged in any geographic area in (i) the ownership of a type certificate of, or the design, manufacture, sale, or marketing of, general aviation aircraft of whatever description, including, without limitation, of whatever size, range, engine type, or intended use, or of military trainer aircraft, or the design, manufacture, distribution, sale, or marketing of airframe components for general aviation aircraft or military trainer aircraft, or the provision of line fixed base operations or maintenance, repair, and/or overhaul services for general aviation aircraft or military trainer aircraft or (ii) any other business proposed to be conducted by the Company or any of its subsidiaries in the Company’s business plan as in effect at that time. During the ninety (90) day period immediately following the conclusion of Participant’s Employment with the Company Group, upon request of the Company, the Participant shall notify the Company of the Participant’s then-current employment status.

(c) Non-Solicitation of Employees. During the twenty-four (24) months immediately following the date of termination of the Participant’s Employment, the Participant shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) for employment any person who is, or within twelve (12) months prior to the date of such solicitation was, an employee of the Company or any of its Affiliates.

(d) Interference with Business Relationships. During the Restriction Period, the Participant shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) any customer or client of the Company or its subsidiaries to terminate its relationship or otherwise cease doing business in whole or in part with the Company or its subsidiaries, or directly or indirectly interfere with (or assist any Person to interfere with) any material relationship between the Company or its subsidiaries and any of its or their customers or clients so as to cause harm to the Company or its Affiliates

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(e) Proprietary Rights. The Participant shall disclose promptly to the Company any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by him, either alone or in conjunction with others, during the Participant’s Employment with the Company and related to the business or activities of the Company and its Affiliates (the “Developments”). Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq. that are owned ab initio by the Company and/or its applicable affiliate, the Participant assigns all of his right, title and interest in all Developments (including all intellectual property rights therein) to the Company or its nominee without further compensation, including all rights or benefits therefor, including without limitation the right to sue and recover for past and future infringement. The Participant acknowledges that any rights in any Developments constituting a work made for hire under the U.S. Copyright Act, 17 U.S.C § 101 et seq. are owned upon creation by the Company and/or its applicable Affiliate as the Participant’s employer. Whenever requested to do so by the Company, the Participant shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Company and its Affiliates therein. These obligations shall continue beyond the end of the Participant’s Employment with the Company with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Participant while employed by the Company, and shall be binding upon the Participant’s employers, assigns, executors, administrators and other legal representatives. In connection with his execution of this Agreement, the Participant has informed the Company in writing of any interest in any inventions or intellectual property rights that he holds as of the date hereof. If the Company is unable for any reason, after reasonable effort, to obtain the Participant’s signature on any document needed in connection with the actions described in this Section 4(e), the Participant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Participant’s agent and attorney in fact to act for and on the Participant’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 4(e) with the same legal force and effect as if executed by the Participant.

5. No Right to Continued Employment. The granting of the Option evidenced hereby and this Agreement shall impose no obligation on the Company or any other member of the Company Group to continue the Employment of the Participant and shall not lessen or affect the Company’s or such other member’s right to terminate the Employment of such Participant.

6. Legend on Certificates. The certificates representing the Shares purchased upon the exercise of the Option shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission and any stock exchange upon which such Shares are listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

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7. Transferability. The Option and the Participant’s other rights and obligations under the Plan and this Agreement may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant without the prior written consent of the Company otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any of its Affiliates; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of the Option to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof. During the Participant’s lifetime, the Option is exercisable only by the Participant.

8. Withholding. Whenever Shares are to be issued upon exercise of the Option, the Company shall have the right to require the Participant to remit to the Company cash sufficient to satisfy all federal, state and local withholding tax requirements prior to issuance of the Shares and the delivery of any certificate or certificates for such Shares. The Participant may satisfy such tax withholding obligation by surrendering to the Company at the time of exercise Purchased Shares (valued in the manner provided in Section 3(b)(i) above), provided that the Company is not then prohibited from purchasing or acquiring such Shares.

9. Securities Laws. Upon the acquisition of any Shares pursuant to the exercise of the Option, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

10. Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party hereto at such other address as either party may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

11. Choice of Law. This agreement shall be governed by and construed in accordance with the laws of the state of New York without regard to principles of conflicts of laws.

12. Option Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Option is subject to the Plan. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

13. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the Date of Grant.

HAWKER BEECHCRAFT, INC.

By:
Name:
Title:

Agreed and acknowledged as of the Date of Grant:

Exhibit 10.3

EXECUTION COPY

TYPE A

HAWKER BEECHCRAFT, INC.

NONQUALIFIED STOCK OPTION AGREEMENT

(Performance-Vesting)

THIS AGREEMENT (the “Agreement”), is made effective as of [DATE] (the “Date of Grant”), between Hawker Beechcraft, Inc., a Delaware corporation (the “Company”), and                              (the “Participant”).

R E C I T A L S:

WHEREAS, the Company has adopted the Hawker Beechcraft, Inc. 2007 Stock Option Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the meanings given thereto in the Plan;

WHEREAS, the Company is an indirect parent of HBC; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant an Option to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.	General.

(a)         Grant of the Option. The Company hereby grants to the Participant the right and option to purchase, pursuant to Section 6 of the Plan and the terms and conditions hereinafter set forth, all or any part of an aggregate of [            ] Shares, subject to adjustment as set forth in the Plan. The Option Price shall be $[PRICE] per share, which the Company and the Participant agree is not less than the Fair Market Value of the Shares as of the date hereof. The Option is granted pursuant to and is governed in all respects by the Plan. This Option is not intended to constitute an incentive stock option under Section 422 of the Code.

(b)         Term. The term of the Option shall be ten (10) years from and after the Date of Grant. Unless the Option is earlier terminated or canceled as provided elsewhere herein, the Option shall expire at the close of regular business hours at the Company’s headquarters on the last day of the term of the Option. Upon such expiration, this Agreement and all rights of the Optionee to exercise the Option shall automatically terminate.

2.	Vesting; Termination of Employment.

(a)        Subject to the earlier termination or cancellation of the Option as set forth herein or in the Plan, the Option shall become vested (but not exercisable) as follows, in each case so long as the Participant’s Employment has not theretofore terminated:

(i)         Prior to the first (1st) anniversary of the Date of Grant, no portion of the Option shall be considered vested;

(ii)         On and after the first (1st) anniversary of the Date of Grant, the Option shall be vested with respect to an aggregate of 20% of the Shares;

(iii)         On and after the second (2nd) anniversary of the Date of Grant, the Option shall be vested with respect to an aggregate of 40% of the Shares;

(iv)         On and after the third (3rd) anniversary of the Date of Grant, the Option shall be vested with respect to an aggregate of 60% of the Shares;

(v)         On and after the fourth (4th) anniversary of the Date of Grant, the Option shall be vested with respect to an aggregate of 80% of the Shares; and

(v)         On and after the fifth (5th) anniversary of the Date of Grant, the Option shall be vested with respect to an aggregate of 100% of the Shares.

The portion of the Option which has become vested pursuant to this section 2(a) is hereinafter referred to as the “Vested Portion.” No portion of the Option will be exercisable until it has become exercisable pursuant to Section 3(a)(i) or (ii) below.

(b)         If the Participant’s Employment is terminated by the Company for Cause, the Option shall, whether or not then vested or exercisable, be automatically canceled without payment of consideration therefor.

(c)         If the Participant’s Employment is terminated by the Company without Cause, the Participant shall be vested in an additional 20% of the Shares originally subject to the Option. The Option shall, to the extent not previously vested or vesting as described in this Section 2(c), be automatically canceled without payment of consideration therefor, and the Vested Portion of the Option shall remain outstanding for the applicable period set forth in Section 3(b); provided that it shall not be exercisable unless and until it has become exercisable pursuant to Section 3(a)(i) or (ii) below.

(d)         If the Participant’s Employment is terminated by the Company due to the Participant’s death or Disability, the Participant shall be vested in an additional 20% of the Shares originally subject to the Option multiplied by a fraction, the numerator of which is the number of days elapsed in the applicable calendar year of termination prior to such termination of Employment and the denominator of which is 365. The Option shall, to the extent not previously vested or vesting as described in this Section 2(d), be automatically canceled without payment of consideration therefor, and the Vested Portion of the Option shall remain outstanding for the applicable period set forth in Section 3(b); provided that it shall not be exercisable unless and until it has become exercisable pursuant to Section 3(a)(i) or (ii) below.

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(e)        If the Participant’s Employment terminates for any reason other than a termination for Cause or a termination described in Section 2(c), the Option shall, to the extent not previously vested be automatically canceled without payment of consideration therefor, and the Vested Portion of the Option shall remain outstanding for the applicable period set forth in Section 3(b); provided that it shall not be exercisable unless and until it has become exercisable pursuant to Section 3(a)(i) or (ii) below .

(f)        In the event of a Transaction the Committee may either (i) cancel the Option and make payment in connection with such cancellation equal to the excess, if any, of the Fair Market Value of the Shares subject to such Option over the aggregate Option Price of such Option or (ii) provide for the issuance of substitute options or other awards that will preserve, as nearly as practicable, the economic terms of the Option, in each case as determined by the Committee in good faith and, in each case, in compliance, to the extent applicable, with Section 409A of the Code as determined by the Board.

3.	Exercise of Option.

(a)        Exercisability.

(i)        If the Participant is employed by a member of the Company Group on the date of consummation of a Liquidity Event, all Shares originally subject to the Option (including those previously eligible for vesting under Section 2(a) which had not yet become vested) shall vest and become exercisable if the Existing Owner Group achieves upon consummation of the Liquidity Event a Cash on Cash Return of at least one hundred and fifty percent (150%). For purposes of this Agreement, “Cash on Cash Return” shall mean the aggregate gross cash return realized by the Existing Owner Group on all of the capital invested by them in the Company or any of its subsidiaries in debt instruments, Shares or other equity securities of any of them (collectively “Company Group Securities”), including by means of direct purchases from any member of the Company Group or through the contribution of debt instruments purchased on the secondary market. In the case of any contributed debt instrument, the amount of capital invested attributable to such debt instrument shall be deemed to be the fair market value of the debt instrument on the date it is contributed, as determined by the Board in good faith. For purposes of calculating Cash on Cash Return for purposes of this Section 3(a)(i), the following shall be included (in each case, however, net of expenses incurred by the Existing Owner Group (other than income and gains taxes) incurred or reasonably expected to be incurred in connection with the realization of such amounts): (i) the amount of cash received (or previously received) by the Existing Owner Group as a result of a sale of securities by the Existing Owner Group, (ii) cash received (or previously received) by the Existing Owner Group in connection with the redemption of securities of the Company Group and (iii) cash dividends or distributions paid (or previously paid) by the Company Group to the Existing Owner Group (including in connection with a recapitalization).

(ii)        If a Participant is no longer employed by a member of the Company Group on the date of consummation of a Liquidity Event, the Vested Portion of the Option that remains outstanding on the date of the Liquidity Event, if any, shall become

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exercisable if the Existing Owner Group achieves upon consummation of the Liquidity Event a Cash on Cash Return of at least one hundred and fifty percent (150%).

(b)         Post-Termination Period of Exercise.

(i)         In the case of termination of the Participant’s Employment due to the Participant’s death or Disability, subject to any provisions of the Plan and this Agreement to the contrary, the Participant (or his heir or legatee, if applicable) may, at any time prior to earliest to occur of (x) the tenth (10th) anniversary of the date of grant and (y) the first (1st) anniversary of the date of termination of Employment, exercise all or any part of the Vested Portion of the Option which has become exercisable pursuant to Section 3(a)(i) or (ii) prior to such date.

(ii)         In the case of termination of the Participant’s Employment for any reason other than the Participant’s death or Disability , subject to any provisions of the Plan and this Agreement to the contrary, the Participant may, at any time prior to the earliest to occur of (x) the tenth (10th) anniversary of the Date of Grant and (y) 5:00 pm (Eastern time) on the ninetieth (90th) day following the date of termination of Employment exercise all or any part of the Vested Portion of the Option which has become exercisable pursuant to Section 3(a)(i) or (ii) prior to such date.

(c)         Method of Exercise.

(i)         Subject to Section 3(a) and (b), the Vested Portion of the Option which has become exercisable pursuant to Section 3(a)(i) or (ii) may be exercised by delivering to the Company at its principal office written notice of intent to so exercise; provided that the Option may be exercised with respect to whole Shares only. Such notice shall specify the number of Shares for which the Option is being exercised (the “Purchased Shares”) and shall be accompanied by payment in full of the Option Price in cash or by check or wire transfer; provided, however, that payment of such aggregate exercise price may instead be made, in whole or in part, by (i) the delivery to the Company of a certificate or certificates representing Shares, duly endorsed or accompanied by a duly executed stock power, which delivery effectively transfers to the Company good and valid title to such Shares, free and clear of any pledge, commitment, lien, claim or other encumbrance (such shares to be valued on the basis of the aggregate Fair Market Value thereof on the date of such exercise), provided that the Company is not then prohibited from purchasing or acquiring such Shares or (ii) by a reduction in the number of Purchased Shares to be issued upon such exercise having a Fair Market Value on the date of exercise equal to the aggregate Option Price in respect of the Purchased Shares, provided that the Company is not then prohibited from purchasing or acquiring such Shares. The Participant shall not have any rights to dividends or other rights of a stockholder with respect to Shares subject to the Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares, satisfied any applicable withholding requirements and, if applicable, satisfied any other conditions imposed by the Committee or pursuant to the Plan or this Agreement.

(ii)         Notwithstanding any other provision of the Plan or this Agreement to the contrary, the Option may not be exercised prior to the completion of any registration or qualification of the Option or the Shares under applicable state and federal securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange

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(collectively, the “Legal Requirements”) that the Committee shall in its sole discretion determine to be necessary or advisable, unless an exemption to such registration or qualification is available and satisfied. The Committee may establish additional procedures, as it deems necessary or desirable in connection with the exercise of the Option or the issuance of any Shares upon such exercise to comply with any Legal Requirements. Such procedures may include but are not limited to the establishment of limited periods during which the Option may be exercised or that following receipt of the notice of exercise, and prior to the completion of the exercise, the Participant will be required to affirm the exercise of the Option following receipt of any disclosure deemed necessary or desirable by the Committee.

(iii)         Upon the Committee’s determination that the Option has been validly exercised as to any of the Shares, and that the Participant has paid in full for such Shares and satisfied any applicable withholding requirements, the Company shall issue certificates in the Participant’s name for such Shares.

(iv)         In the event of the Participant’s death, the Vested Portion of the Option shall remain exercisable by the Participant’s executor or administrator, or the person or persons to whom the Participant’s rights under this Agreement shall pass by will or by the laws of descent and distribution as the case may be, to the extent set forth in Section 3(b)(i) (and the term “Participant” shall be deemed to include such heir or legatee). Any such heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof.

(v)         In consideration of the grant of this Option, the Participant agrees that, as a condition to the exercise of any option to purchase Shares (whether this Option or any other option), the Participant shall, with respect to such Shares, have become a party to the Shareholders Agreement.

4.         Participant Covenants. In consideration of and as a condition to the grant of the Option, the Participant agrees to the following covenants.

(a)         Unauthorized Disclosure. The Participant agrees and understands that in the Participant’s position with the Company Group, the Participant has been and will be exposed to and has and will receive information relating to the confidential affairs of the Company and its Affiliates, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company and its Affiliates and other forms of information considered by the Company and its Affiliates to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”). The Participant agrees that at all times during the Participant’s Employment with the Company and thereafter, the Participant shall not disclose such Confidential Information, either directly or indirectly, to any Person without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with his Employment with the Company Group, unless required by law to disclose such information, in which case the

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Participant shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Participant’s Employment with the Company Group, the Participant shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Participant during or prior to the Participant’s Employment with the Company Group, and any copies thereof in his (or capable of being reduced to his) possession.

(b)         Non-Competition. By and in consideration of the Company’s entering into this Agreement and granting the Option hereunder, and in further consideration of the Participant’s exposure to the Confidential Information of the Company and its Affiliates, the Participant agrees that the Participant shall not, during the Participant’s Employment with the Company Group and for a period of ninety (90) days thereafter, directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, that in no event shall ownership of one percent (1%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 4(b), so long as the Participant does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof. For purposes of this paragraph, “Restricted Enterprise” shall mean any Person that is actively engaged in any geographic area in (i) the ownership of a type certificate of, or the design, manufacture, sale, or marketing of, general aviation aircraft of whatever description, including, without limitation, of whatever size, range, engine type, or intended use, or of military trainer aircraft, or the design, manufacture, distribution, sale, or marketing of airframe components for general aviation aircraft or military trainer aircraft, or the provision of line fixed base operations or maintenance, repair, and/or overhaul services for general aviation aircraft or military trainer aircraft or (ii) any other business proposed to be conducted by the Company or any of its subsidiaries in the Company’s business plan as in effect at that time. During the ninety (90) day period immediately following the conclusion of Participant’s Employment with the Company Group, upon request of the Company, the Participant shall notify the Company of the Participant’s then-current employment status.

(c)         Non-Solicitation of Employees. During the twenty-four (24) months immediately following the date of termination of the Participant’s Employment, the Participant shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) for employment any person who is, or within twelve (12) months prior to the date of such solicitation was, an employee of the Company or any of its Affiliates.

(d)         Interference with Business Relationships. During the Restriction Period, the Participant shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) any customer or client of the Company or its subsidiaries to terminate its relationship or otherwise cease doing business in whole or in part with the Company or its

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subsidiaries, or directly or indirectly interfere with (or assist any Person to interfere with) any material relationship between the Company or its subsidiaries and any of its or their customers or clients so as to cause harm to the Company or its Affiliates

(e)         Proprietary Rights. The Participant shall disclose promptly to the Company any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by him, either alone or in conjunction with others, during the Participant’s Employment with the Company and related to the business or activities of the Company and its Affiliates (the “Developments”). Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq. that are owned ab initio by the Company and/or its applicable affiliate, the Participant assigns all of his right, title and interest in all Developments (including all intellectual property rights therein) to the Company or its nominee without further compensation, including all rights or benefits therefor, including without limitation the right to sue and recover for past and future infringement. The Participant acknowledges that any rights in any Developments constituting a work made for hire under the U.S. Copyright Act, 17 U.S.C § 101 et seq. are owned upon creation by the Company and/or its applicable Affiliate as the Participant’s employer. Whenever requested to do so by the Company, the Participant shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Company and its Affiliates therein. These obligations shall continue beyond the end of the Participant’s Employment with the Company with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Participant while employed by the Company, and shall be binding upon the Participant’s employers, assigns, executors, administrators and other legal representatives. In connection with his execution of this Agreement, the Participant has informed the Company in writing of any interest in any inventions or intellectual property rights that he holds as of the date hereof. If the Company is unable for any reason, after reasonable effort, to obtain the Participant’s signature on any document needed in connection with the actions described in this Section 4(e), the Participant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Participant’s agent and attorney in fact to act for and on the Participant’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 4(e) with the same legal force and effect as if executed by the Participant.

5.         No Right to Continued Employment. The granting of the Option evidenced hereby and this Agreement shall impose no obligation on the Company or any other member of the Company Group to continue the Employment of the Participant and shall not lessen or affect the Company’s or such other member’s right to terminate the Employment of such Participant.

6.         Legend on Certificates. The certificates representing the Shares purchased upon the exercise of the Option shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission and any stock exchange upon which such Shares are listed, and any applicable Federal or state laws, and the Committee may cause a

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legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

7.         Transferability. The Option and the Participant’s other rights and obligations under the Plan and this Agreement may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant without the prior written consent of the Company otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any of its Affiliates; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of the Option to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof. During the Participant’s lifetime, the Option is exercisable only by the Participant.

8.         Withholding. Whenever Shares are to be issued upon exercise of the Option, the Company shall have the right to require the Participant to remit to the Company cash sufficient to satisfy all federal, state and local withholding tax requirements prior to issuance of the Shares and the delivery of any certificate or certificates for such Shares. The Participant may satisfy such tax withholding obligation by surrendering to the Company at the time of exercise Purchased Shares (valued in the manner provided in Section 3(c)(i) above), provided that the Company is not then prohibited from purchasing or acquiring such Shares.

9.         Securities Laws. Upon the acquisition of any Shares pursuant to the exercise of the Option, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

10.       Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party hereto at such other address as either party may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

11.       Choice of Law. This agreement shall be governed by and construed in accordance with the laws of the state of New York without regard to principles of conflicts of laws.

12.       Option Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Option is subject to the Plan. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

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13.       Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the Date of Grant.

HAWKER BEECHCRAFT, INC.

By:
Name:
Title:

Agreed and acknowledged as

of the Date of Grant:

Exhibit 10.4

EXECUTION COPY

TYPE B

HAWKER BEECHCRAFT, INC.

NONQUALIFIED STOCK OPTION AGREEMENT

(Performance-Vesting)

THIS AGREEMENT (the “Agreement”), is made effective as of [DATE] (the “Date of Grant”), between Hawker Beechcraft, Inc., a Delaware corporation (the “Company”), and                                          (the “Participant”).

R E C I T A L S:

WHEREAS, the Company has adopted the Hawker Beechcraft, Inc. 2007 Stock Option Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the meanings given thereto in the Plan;

WHEREAS, the Company is an indirect parent of HBC; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant an Option to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. General.

(a) Grant of the Option. The Company hereby grants to the Participant the right and option to purchase, pursuant to Section 6 of the Plan and the terms and conditions hereinafter set forth, all or any part of an aggregate of [                    ] Shares, subject to adjustment as set forth in the Plan. The Option Price shall be $[PRICE] per share, which the Company and the Participant agree is not less than the Fair Market Value of the Shares as of the date hereof. The Option is granted pursuant to and is governed in all respects by the Plan. This Option is not intended to constitute an incentive stock option under Section 422 of the Code.

(b) Term. The term of the Option shall be ten (10) years from and after the Date of Grant. Unless the Option is earlier terminated or canceled as provided elsewhere herein, the Option shall expire at the close of regular business hours at the Company’s headquarters on the last day of the term of the Option. Upon such expiration, this Agreement and all rights of the Optionee to exercise the Option shall automatically terminate.

2. Vesting; Termination of Employment.

(a) Subject to the earlier termination or cancellation of the Option as set forth herein or in the Plan, the Option shall become vested (but not exercisable) as follows, in each case so long as the Participant’s Employment has not theretofore terminated:

(i) Prior to the first (1st) anniversary of the Date of Grant, no portion of the Option shall be considered vested;

(ii) On and after the first (1st) anniversary of the Date of Grant, the Option shall be vested with respect to an aggregate of 20% of the Shares;

(iii) On and after the second (2nd) anniversary of the Date of Grant, the Option shall be vested with respect to an aggregate of 40% of the Shares;

(iv) On and after the third (3rd) anniversary of the Date of Grant, the Option shall be vested with respect to an aggregate of 60% of the Shares;

(v) On and after the fourth (4th) anniversary of the Date of Grant, the Option shall be vested with respect to an aggregate of 80% of the Shares; and

(v) On and after the fifth (5th) anniversary of the Date of Grant, the Option shall be vested with respect to an aggregate of 100% of the Shares.

The portion of the Option which has become vested pursuant to this section 2(a) is hereinafter referred to as the “Vested Portion.” No portion of the Option will be exercisable until it has become exercisable pursuant to Section 3(a)(i) or (ii) below.

(b) If the Participant’s Employment is terminated by the Company for Cause, the Option shall, whether or not then vested or exercisable, be automatically canceled without payment of consideration therefor.

(c) If the Participant’s Employment is terminated by the Company without Cause, the Participant shall be vested in an additional 20% of the Shares originally subject to the Option. The Option shall, to the extent not previously vested or vesting as described in this Section 2(c), be automatically canceled without payment of consideration therefor, and the Vested Portion of the Option shall remain outstanding for the applicable period set forth in Section 3(b); provided that it shall not be exercisable unless and until it has become exercisable pursuant to Section 3(a)(i) or (ii) below.

(d) If the Participant’s Employment is terminated by the Company due to the Participant’s death or Disability, the Participant shall be vested in an additional 20% of the Shares originally subject to the Option multiplied by a fraction, the numerator of which is the number of days elapsed in the applicable calendar year of termination prior to such termination of Employment and the denominator of which is 365. The Option shall, to the extent not previously vested or vesting as described in this Section 2(d), be automatically canceled without payment of consideration therefor, and the Vested Portion of the Option shall remain outstanding for the applicable period set forth in Section 3(b); provided that it shall not be exercisable unless and until it has become exercisable pursuant to Section 3(a)(i) or (ii) below.

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(e) If the Participant’s Employment terminates for any reason other than a termination for Cause or a termination described in Section 2(c), the Option shall, to the extent not previously vested be automatically canceled without payment of consideration therefor, and the Vested Portion of the Option shall remain outstanding for the applicable period set forth in Section 3(b); provided that it shall not be exercisable unless and until it has become exercisable pursuant to Section 3(a)(i) or (ii) below.

(f) In the event of a Transaction the Committee may either (i) cancel the Option and make payment in connection with such cancellation equal to the excess, if any, of the Fair Market Value of the Shares subject to such Option over the aggregate Option Price of such Option or (ii) provide for the issuance of substitute options or other awards that will preserve, as nearly as practicable, the economic terms of the Option, in each case as determined by the Committee in good faith and, in each case, in compliance, to the extent applicable, with Section 409A of the Code as determined by the Board.

3. Exercise of Option.

(a) Exercisability.

(i) If the Participant is employed by a member of the Company Group on the date of consummation of a Liquidity Event, all Shares originally subject to the Option (including those previously eligible for vesting under Section 2(a) which had not yet become vested) shall vest and become exercisable if the Existing Owner Group achieves upon consummation of the Liquidity Event a Cash on Cash Return of at least two hundred percent (200%). For purposes of this Agreement, “Cash on Cash Return” shall mean the aggregate gross cash return realized by the Existing Owner Group on all of the capital invested by them in the Company or any of its subsidiaries in debt instruments, Shares or other equity securities of any of them (collectively “Company Group Securities”), including by means of direct purchases from any member of the Company Group or through the contribution of debt instruments purchased on the secondary market. In the case of any contributed debt instrument, the amount of capital invested attributable to such debt instrument shall be deemed to be the fair market value of the debt instrument on the date it is contributed, as determined by the Board in good faith. For purposes of calculating Cash on Cash Return for purposes of this Section 3(a)(i), the following shall be included (in each case, however, net of expenses incurred by the Existing Owner Group (other than income and gains taxes) incurred or reasonably expected to be incurred in connection with the realization of such amounts): (i) the amount of cash received (or previously received) by the Existing Owner Group as a result of a sale of securities by the Existing Owner Group, (ii) cash received (or previously received) by the Existing Owner Group in connection with the redemption of securities of the Company Group and (iii) cash dividends or distributions paid (or previously paid) by the Company Group to the Existing Owner Group (including in connection with a recapitalization).

(ii) If a Participant is no longer employed by a member of the Company Group on the date of consummation of a Liquidity Event, the Vested Portion of the

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Option that remains outstanding on the date of the Liquidity Event, if any, shall become exercisable if the Existing Owner Group achieves upon consummation of the Liquidity Event a Cash on Cash Return of at least two hundred percent (200%).

(b) Post-Termination Period of Exercise.

(i) In the case of termination of the Participant’s Employment due to the Participant’s death or Disability, subject to any provisions of the Plan and this Agreement to the contrary, the Participant (or his heir or legatee, if applicable) may, at any time prior to earliest to occur of (x) the tenth (10th) anniversary of the date of grant and (y) the first (1st) anniversary of the date of termination of Employment, exercise all or any part of the Vested Portion of the Option which has become exercisable pursuant to Section 3(a)(i) or (ii) prior to such date.

(ii) In the case of termination of the Participant’s Employment for any reason other than the Participant’s death or Disability, subject to any provisions of the Plan and this Agreement to the contrary, the Participant may, at any time prior to the earliest to occur of (x) the tenth (10th) anniversary of the Date of Grant and (y) 5:00 pm (Eastern time) on the ninetieth (90th) day following the date of termination of Employment exercise all or any part of the Vested Portion of the Option which has become exercisable pursuant to Section 3(a)(i) or (ii) prior to such date.

(c) Method of Exercise.

(i) Subject to Section 3(a) and (b), the Vested Portion of the Option which has become exercisable pursuant to Section 3(a)(i) or (ii) may be exercised by delivering to the Company at its principal office written notice of intent to so exercise; provided that the Option may be exercised with respect to whole Shares only. Such notice shall specify the number of Shares for which the Option is being exercised (the “Purchased Shares”) and shall be accompanied by payment in full of the Option Price in cash or by check or wire transfer; provided, however, that payment of such aggregate exercise price may instead be made, in whole or in part, by (i) the delivery to the Company of a certificate or certificates representing Shares, duly endorsed or accompanied by a duly executed stock power, which delivery effectively transfers to the Company good and valid title to such Shares, free and clear of any pledge, commitment, lien, claim or other encumbrance (such shares to be valued on the basis of the aggregate Fair Market Value thereof on the date of such exercise), provided that the Company is not then prohibited from purchasing or acquiring such Shares or (ii) by a reduction in the number of Purchased Shares to be issued upon such exercise having a Fair Market Value on the date of exercise equal to the aggregate Option Price in respect of the Purchased Shares, provided that the Company is not then prohibited from purchasing or acquiring such Shares. The Participant shall not have any rights to dividends or other rights of a stockholder with respect to Shares subject to the Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares, satisfied any applicable withholding requirements and, if applicable, satisfied any other conditions imposed by the Committee or pursuant to the Plan or this Agreement.

(ii) Notwithstanding any other provision of the Plan or this Agreement to the contrary, the Option may not be exercised prior to the completion of any registration or qualification of the Option or the Shares under applicable state and federal securities or other

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laws, or under any ruling or regulation of any governmental body or national securities exchange (collectively, the “Legal Requirements”) that the Committee shall in its sole discretion determine to be necessary or advisable, unless an exemption to such registration or qualification is available and satisfied. The Committee may establish additional procedures, as it deems necessary or desirable in connection with the exercise of the Option or the issuance of any Shares upon such exercise to comply with any Legal Requirements. Such procedures may include but are not limited to the establishment of limited periods during which the Option may be exercised or that following receipt of the notice of exercise, and prior to the completion of the exercise, the Participant will be required to affirm the exercise of the Option following receipt of any disclosure deemed necessary or desirable by the Committee.

(iii) Upon the Committee’s determination that the Option has been validly exercised as to any of the Shares, and that the Participant has paid in full for such Shares and satisfied any applicable withholding requirements, the Company shall issue certificates in the Participant’s name for such Shares.

(iv) In the event of the Participant’s death, the Vested Portion of the Option shall remain exercisable by the Participant’s executor or administrator, or the person or persons to whom the Participant’s rights under this Agreement shall pass by will or by the laws of descent and distribution as the case may be, to the extent set forth in Section 3(b)(i) (and the term “Participant” shall be deemed to include such heir or legatee). Any such heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof.

(v) In consideration of the grant of this Option, the Participant agrees that, as a condition to the exercise of any option to purchase Shares (whether this Option or any other option), the Participant shall, with respect to such Shares, have become a party to the Shareholders Agreement.

4. Participant Covenants. In consideration of and as a condition to the grant of the Option, the Participant agrees to the following covenants.

(a) Unauthorized Disclosure. The Participant agrees and understands that in the Participant’s position with the Company Group, the Participant has been and will be exposed to and has and will receive information relating to the confidential affairs of the Company and its Affiliates, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company and its Affiliates and other forms of information considered by the Company and its Affiliates to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”). The Participant agrees that at all times during the Participant’s Employment with the Company and thereafter, the Participant shall not disclose such Confidential Information, either directly or indirectly, to any Person without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with his Employment with the Company Group, unless required by law to disclose such information, in which case the

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Participant shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Participant’s Employment with the Company Group, the Participant shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Participant during or prior to the Participant’s Employment with the Company Group, and any copies thereof in his (or capable of being reduced to his) possession.

(b) Non-Competition. By and in consideration of the Company’s entering into this Agreement and granting the Option hereunder, and in further consideration of the Participant’s exposure to the Confidential Information of the Company and its Affiliates, the Participant agrees that the Participant shall not, during the Participant’s Employment with the Company Group and for a period of ninety (90) days thereafter, directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, that in no event shall ownership of one percent (1%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 4(b), so long as the Participant does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof. For purposes of this paragraph, “Restricted Enterprise” shall mean any Person that is actively engaged in any geographic area in (i) the ownership of a type certificate of, or the design, manufacture, sale, or marketing of, general aviation aircraft of whatever description, including, without limitation, of whatever size, range, engine type, or intended use, or of military trainer aircraft, or the design, manufacture, distribution, sale, or marketing of airframe components for general aviation aircraft or military trainer aircraft, or the provision of line fixed base operations or maintenance, repair, and/or overhaul services for general aviation aircraft or military trainer aircraft or (ii) any other business proposed to be conducted by the Company or any of its subsidiaries in the Company’s business plan as in effect at that time. During the ninety (90) day period immediately following the conclusion of Participant’s Employment with the Company Group, upon request of the Company, the Participant shall notify the Company of the Participant’s then-current employment status.

(c) Non-Solicitation of Employees. During the twenty-four (24) months immediately following the date of termination of the Participant’s Employment, the Participant shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) for employment any person who is, or within twelve (12) months prior to the date of such solicitation was, an employee of the Company or any of its Affiliates.

(d) Interference with Business Relationships. During the Restriction Period, the Participant shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) any customer or client of the Company or its subsidiaries to terminate its relationship or otherwise cease doing business in whole or in part with the Company or its subsidiaries, or directly or indirectly interfere with (or assist any Person to interfere with) any material relationship between the Company or its subsidiaries and any of its or their customers or clients so as to cause harm to the Company or its Affiliates

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(e) Proprietary Rights. The Participant shall disclose promptly to the Company any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by him, either alone or in conjunction with others, during the Participant’s Employment with the Company and related to the business or activities of the Company and its Affiliates (the “Developments”). Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq. that are owned ab initio by the Company and/or its applicable affiliate, the Participant assigns all of his right, title and interest in all Developments (including all intellectual property rights therein) to the Company or its nominee without further compensation, including all rights or benefits therefor, including without limitation the right to sue and recover for past and future infringement. The Participant acknowledges that any rights in any Developments constituting a work made for hire under the U.S. Copyright Act, 17 U.S.C § 101 et seq. are owned upon creation by the Company and/or its applicable Affiliate as the Participant’s employer. Whenever requested to do so by the Company, the Participant shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Company and its Affiliates therein. These obligations shall continue beyond the end of the Participant’s Employment with the Company with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Participant while employed by the Company, and shall be binding upon the Participant’s employers, assigns, executors, administrators and other legal representatives. In connection with his execution of this Agreement, the Participant has informed the Company in writing of any interest in any inventions or intellectual property rights that he holds as of the date hereof. If the Company is unable for any reason, after reasonable effort, to obtain the Participant’s signature on any document needed in connection with the actions described in this Section 4(e), the Participant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Participant’s agent and attorney in fact to act for and on the Participant’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 4(e) with the same legal force and effect as if executed by the Participant.

5. No Right to Continued Employment. The granting of the Option evidenced hereby and this Agreement shall impose no obligation on the Company or any other member of the Company Group to continue the Employment of the Participant and shall not lessen or affect the Company’s or such other member’s right to terminate the Employment of such Participant.

6. Legend on Certificates. The certificates representing the Shares purchased upon the exercise of the Option shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission and any stock exchange upon which such Shares are listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

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7. Transferability. The Option and the Participant’s other rights and obligations under the Plan and this Agreement may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant without the prior written consent of the Company otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any of its Affiliates; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of the Option to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof. During the Participant’s lifetime, the Option is exercisable only by the Participant.

8. Withholding. Whenever Shares are to be issued upon exercise of the Option, the Company shall have the right to require the Participant to remit to the Company cash sufficient to satisfy all federal, state and local withholding tax requirements prior to issuance of the Shares and the delivery of any certificate or certificates for such Shares. The Participant may satisfy such tax withholding obligation by surrendering to the Company at the time of exercise Purchased Shares (valued in the manner provided in Section 3(c)(i) above), provided that the Company is not then prohibited from purchasing or acquiring such Shares.

9. Securities Laws. Upon the acquisition of any Shares pursuant to the exercise of the Option, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

10. Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party hereto at such other address as either party may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

11. Choice of Law. This agreement shall be governed by and construed in accordance with the laws of the state of New York without regard to principles of conflicts of laws.

12. Option Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Option is subject to the Plan. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

13. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the Date of Grant.

HAWKER BEECHCRAFT, INC.

By:
Name:
Title:

Agreed and acknowledged as of the Date of Grant:

[GRANTEE NAME]

Exhibit 10.5

October 29, 2010

AMENDMENT TO

HAWKER BEECHCRAFT, INC.

NONQUALIFIED STOCK OPTION AGREEMENTS

2007 and 2010 Forms of Agreement

RECITALS

WHEREAS Hawker Beechcraft, Inc. (the “Company”) is party to certain (i) 2007 Performance-Vesting Type A Option Agreements, (the “2007 Type A Agreements”) the form of which is attached hereto as Exhibit A, (ii) 2007 Performance-Vesting Type B Option Agreements, (the “2007 Type B Agreements”) the form of which is attached hereto as Exhibit B, (iii) 2007 Time-Vesting Option Agreements, (the “2007 Time-Vesting Agreements”) the form of which is attached hereto as Exhibit C, (iv) 2010 Performance-Vesting Type A Option Agreements, (the “2010 Type A Agreements”) the form of which is attached hereto as Exhibit D, (v) 2010 Performance-Vesting Type B Option Agreements, (the “2010 Type B Agreements”) the form of which is attached hereto as Exhibit E, and (vi) 2010 Time-Vesting Option Agreements, (the “2010 Time-Vesting Agreements”) the form of which is attached hereto as Exhibit F pursuant to which certain employees (the “Option Holders”) of Hawker Beechcraft Corporation (“HBC”) were granted options (“Options”) to purchase shares of common stock, par value $.01, of the Company pursuant to the 2007 Stock Option Plan (the “Plan”). Capitalized terms not otherwise defined herein shall have the meaning given thereto in the Plan; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company, its shareholders and the Option Holders to amend certain terms of each of the 2007 Type A Agreements, the 2007 Type B Agreements, the 2007 Time-Vesting Agreements, the 2010 Type A Agreements, the 2010 Type B Agreements, and the 2010 Time-Vesting Agreements.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree to amend the Option Agreements as follows:

1. Sections 4(b) and 4(c) of each of the option agreements set forth in the Recitals are amended and restated to read as follows:

(b) Non-Competition. By and in consideration of the Company’s entering into this Agreement and granting the Option hereunder, and in further consideration of the Participant’s exposure to the Confidential Information of the Company and its Affiliates, the Participant agrees that the Participant shall not, during the Participant’s Employment with the Company Group and for a period of ninety (90) days thereafter, directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, that in no event shall ownership of one percent (1%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 4(b), so long as the Participant does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof. For purposes of this paragraph, “Restricted Enterprise” shall mean any Person that is actively engaged in any geographic area in (i) the ownership of a type certificate of, or the design, manufacture, sale, or marketing of, general aviation aircraft of whatever description, including, without limitation, of whatever size, range, engine type, or intended use, or of military trainer aircraft, or the design, manufacture, distribution, sale, or marketing of airframe components for general aviation aircraft or military trainer aircraft, or the provision of line fixed base operations or maintenance, repair, and/or overhaul services for general aviation aircraft or military trainer aircraft or (ii) any other business proposed to be conducted by the Company or any of its subsidiaries in the Company’s business plan as in effect at that time. During the ninety (90) day period immediately following the conclusion of Participant’s Employment with the Company Group, upon request of the Company, the Participant shall notify the Company of the Participant’s then-current employment status.

(c) Non-Solicitation of Employees. During the twenty-four (24) months immediately following the date of termination of the Participant’s Employment, the Participant shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) for employment any person who is, or within twelve (12) months prior to the date of such solicitation was, an employee of the Company or any of its Affiliates.

3. Except as set forth herein, all other provisions of the Option Agreements remain unchanged and in full force and effect.

4. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

Exhibit 31.1.1

CERTIFICATIONS

I, W. W. Boisture, Jr., certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Hawker Beechcraft Acquisition Company, LLC;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 9, 2010

/s/ W. W. Boisture, Jr.
W. W. Boisture, Jr.
President
(Principal Executive Officer)

Exhibit 31.1.2

CERTIFICATIONS

I, W. W. Boisture, Jr., certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Hawker Beechcraft Notes Company;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 9, 2010

/s/ W. W. Boisture, Jr.
W. W. Boisture, Jr.
Chief Executive Officer
(Principal Executive Officer)

Exhibit 31.1.3

CERTIFICATIONS

I, Sidney E. Anderson, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Hawker Beechcraft Acquisition Company, LLC;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 9, 2010

/s/ Sidney E. Anderson
Sidney E. Anderson
Vice President and Chief Financial Officer
(Principal Financial Officer)

Exhibit 31.1.4

CERTIFICATIONS

I, Sidney E. Anderson, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Hawker Beechcraft Notes Company;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 9, 2010

/s/ Sidney E. Anderson
Sidney E. Anderson
Vice President and Chief Financial Officer
(Principal Financial Officer)

Exhibit 32.1.1

CERTIFICATION

I, W. W. Boisture, Jr., principal executive officer of Hawker Beechcraft Acquisition Company, LLC (the “Company”), hereby certify that:

(1)	The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ W. W. Boisture, Jr.
W. W. Boisture, Jr., President
(Principal Executive Officer)

November 9, 2010

Exhibit 32.1.2

CERTIFICATION

I, W. W. Boisture, Jr., principal executive officer of Hawker Beechcraft Notes Company (the “Company”), hereby certify that:

(1)	The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ W. W. Boisture, Jr.
W. W. Boisture, Jr., Chief Executive Officer
(Principal Executive Officer)

November 9, 2010

Exhibit 32.1.3

CERTIFICATION

I, Sidney E. Anderson, principal financial officer of Hawker Beechcraft Acquisition Company, LLC (the “Company”), hereby certify that:

(1)	The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Sidney E. Anderson
Sidney E. Anderson, Vice President and Chief Financial Officer
(Principal Financial Officer)

November 9, 2010

Exhibit 32.1.4

CERTIFICATION

I, Sidney E. Anderson, principal financial officer of Hawker Beechcraft Notes Company (the “Company”), hereby certify that:

(1)	The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Sidney E. Anderson
Sidney E. Anderson, Vice President and Chief Financial Officer
(Principal Financial Officer)

November 9, 2010